UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NOVELL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Novell, Inc.

404 Wyman Street

Waltham, MA 02451

Phone 781-464-8000

www.novell.com

April 8, 2011

Dear Stockholder:

It is our pleasure to invite you to attend the 2011 Annual Meeting of Stockholders. The meeting is scheduled for May 13, 2011 at 10:00 a.m., local time, in our offices located at 404 Wyman Street, Waltham, Massachusetts 02451. The attached Notice of Annual Meeting and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

As was the case last year, your vote is especially important because of a recent regulatory change. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. In 2009, the United States Securities and Exchange Commission approved an amendment to New York Stock Exchange Rule 452 that eliminated broker discretionary voting for the election of directors. This means that your broker does not have the discretion to vote shares held on your behalf with respect to the election of directors. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors. This will ensure that your shares are counted with respect to the election of directors.

Whether or not you attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote via the Internet, by telephone, or by completing, signing, dating, and returning the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.

Please note that if the proposed merger with Attachmate Corporation is consummated prior to May 13, 2011, Novell will no longer have public stockholders and, therefore, the 2011 Annual Meeting of Stockholders will be canceled.

On behalf of Novell’s Board of Directors and management team, we look forward to greeting you and our other valued stockholders who are able to attend.

Sincerely,

Richard L. Crandall Chairman of the Board Novell, Inc.	Ronald W. Hovsepian President and Chief Executive Officer Novell, Inc.

NOVELL, INC.

404 Wyman Street

Waltham, MA 02451

Notice of the 2011 Annual Meeting of Stockholders

The 2011 Annual Meeting of Stockholders of Novell, Inc. is scheduled for May 13, 2011 at 10:00 a.m., local time, at our offices at 404 Wyman Street, Waltham, Massachusetts 02451 for the following purposes:

1.	To elect the nine nominees for director identified in this proxy statement (“Proposal 1”).

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011 (“Proposal 2”).

3.	To hold an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (“Proposal 3”).

4.	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (“Proposal 4”).

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

All stockholders of record of shares of Novell common stock at the close of business on March 31, 2011 are entitled to notice of, and to vote on the matters to be acted on at, the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices at 404 Wyman Street, Waltham, Massachusetts 02451 for at least ten days prior to the Annual Meeting. Such list shall also be produced and kept at 404 Wyman Street, Waltham, Massachusetts 02451 during the Annual Meeting.

Please note that if the proposed merger with Attachmate Corporation is consummated prior to May 13, 2011, Novell will no longer have public stockholders and, therefore, the 2011 Annual Meeting of Stockholders will be canceled.

By Order of the Board of Directors

Scott N. Semel

Senior Vice President, General Counsel and Secretary

April 8, 2011

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by completing, signing, dating, and returning the accompanying proxy card will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States will be provided with paper copies of the proxy materials. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option before it is exercised at the Annual Meeting.

Our 2011 Proxy Statement and 2010 Annual Report are available at www.novell.com/company/annual_meeting2011.

Proxy Statement

NOVELL, INC.

404 Wyman Street

Waltham, MA 02451

PROXY STATEMENT

April 8, 2011

STOCKHOLDERS OF RECORD OWNING SHARES OF NOVELL, INC. COMMON STOCK

AT THE CLOSE OF BUSINESS ON MARCH 31, 2011

ARE ENTITLED TO NOTICE OF, TO VOTE AT AND TO ATTEND THE ANNUAL MEETING

The Board of Directors of Novell, Inc. (“Novell,” the “Company” or “we,” “us,” or “our”) is soliciting proxies for the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Annual Meeting is scheduled for May 13, 2011 at 10:00 a.m., local time, at our offices at 404 Wyman Street, Waltham, Massachusetts 02451.

The Board of Directors of Novell set March 31, 2011 as the record date (the “record date”) for the Annual Meeting. Stockholders of record who owned Novell’s common stock at the close of business on that date are entitled to notice of, to vote at and to attend the Annual Meeting. The holders of common stock are entitled to one vote for each share owned. There were 353,210,632 shares of Novell’s common stock outstanding on the record date.

We first sent and made this proxy statement available to stockholders on or about April 8, 2011.

Our website address is included in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A.	The Board of Directors of Novell is soliciting your vote with respect to matters to be acted on at the Annual Meeting.

Q:	What is the purpose of the Annual Meeting?

A:	You will be voting on:

•	the election of the nine nominees for director identified in this proxy statement;

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending October 31, 2011;

•

the adoption, on a nonbinding, advisory basis, of a resolution approving the compensation of our named executive officers listed in the Summary Compensation Table found elsewhere in this proxy statement (“Named Executive Officers” or “NEOs”); and

•	the frequency, on a nonbinding, advisory basis, in the future with which stockholders are provided a nonbinding, advisory vote on the compensation of our named executive officers.

If permitted to do so by applicable law, in their discretion, the proxy holders, which are Ronald W. Hovsepian, Dana C. Russell and Scott N. Semel, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Q:	What if the Attachmate merger closes before the Annual Meeting?

A:	As previously publicly disclosed, on November 21, 2010, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Attachmate Corporation (“Attachmate”) and Longview Software Acquisition Corp. (“Merger Sub”), which provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into us, with us continuing as the surviving corporation and a wholly-owned subsidiary of Attachmate. Pursuant to the terms of the Merger Agreement, at the time the merger is effective, each issued and outstanding share of our common stock, other than treasury shares, shares held by Attachmate, Merger Sub or any other direct or indirect wholly-owned subsidiary of Attachmate or us and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $6.10 in cash, without interest and less any applicable withholding taxes.

If the proposed merger with Attachmate is consummated prior to May 13, 2011, we will no longer have public stockholders and, therefore, the 2011 Annual Meeting of Stockholders will be canceled.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends a vote:

•	“FOR” the election of the nine nominees for director identified in this proxy statement;

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending October 31, 2011;

•	“FOR” the adoption of a resolution approving the compensation of our Named Executive Officers; and

•	for every “THREE YEARS” as the frequency in the future with which stockholders are provided a nonbinding, advisory vote on the compensation of our named executive officers.

Q:	What is the required vote for each proposal?

A:	Proposal 1. In an uncontested election of directors, such as this election, each director nominee must be elected by the affirmative vote of a majority of the votes cast with respect to such director nominee by the shares of common stock present in person or represented by proxy and entitled to vote.

Proposal 2.    The proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending October 31, 2011 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.

Proposal 3.    The advisory proposal to adopt a resolution approving the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.

Proposal 4.    The advisory proposal to select the frequency in the future with which stockholders are provided a nonbinding, advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.

Q:	Who is entitled to vote at the Annual Meeting?

A:	The Board of Directors set March 31, 2011 as the record date for the Annual Meeting. All stockholders of record who owned shares of Novell common stock at the close of business on March 31, 2011 are entitled to notice of, to vote at and to attend the Annual Meeting.

Q:	Who is entitled to attend the Annual Meeting?

A:	Novell reserves the right to limit attendance at the Annual Meeting and any adjournment or postponement thereof to record and beneficial stockholders as of the record date, March 31, 2011, and individuals holding a valid proxy from a record holder. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting and any adjournment or postponement thereof. You should be prepared to present photo identification for admission. In addition, if your shares are held beneficially in “street name,” you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, Novell reserves the right to refuse you admission to the Annual Meeting and any adjournment or postponement thereof. Novell reserves the right to inspect all persons and their property. Check-in is scheduled to begin at 9:30 a.m., local time.

Q:	How many votes do I have?

A:	You have one vote for each share of Novell common stock you owned at the close of business on the record date, provided those shares were held either directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, The Bank of New York Mellon Shareowner Services, LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone, or by completing, signing, dating and returning the proxy card.

Beneficial Owner.    If your shares are held by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in your account, and it will enclose or provide voting instructions for you to use in directing it on how to vote your shares. The organization that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Accordingly, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares at the Annual Meeting.

Q:	How many votes can be cast by all stockholders?

A:	Each share of Novell common stock is entitled to one vote. There is no cumulative voting. We had 353,210,632 shares of common stock outstanding and entitled to vote on the record date.

Q:	How many shares must be present to hold the Annual Meeting?

A:	A quorum of the holders of our outstanding shares of common stock must be present for the Annual Meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date are present at the Annual Meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What are abstentions and broker non-votes?

A:	An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting. Taking a neutral position through an abstention is not considered a vote cast on a proposal being submitted at a meeting.

If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the stockholder of record of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will have discretion to vote the shares with respect to “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm, but will not be permitted to vote the shares with respect to “non-routine” matters, such as the election of directors. This is generally referred to as a “broker non-vote.” Accordingly, if you do not instruct your broker on how to vote your shares with respect to Proposals 1, 3 or 4, your shares will be broker non-votes with respect to such proposals. No broker non-votes are expected to exist in connection with Proposal 2.

Q.	What effect will abstentions and broker non-votes have on the proposals?

A:	Broker non-votes and abstentions are counted as present for the purpose of determining whether a quorum exists at the Annual Meeting. Under Delaware law, an abstention or a broker non-vote is not considered to be a vote cast for any proposal. Therefore, because each director nominee must be elected by the affirmative vote of a majority of the votes cast with respect to such nominee (i.e., the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee), any abstentions and broker non-votes will have no effect on the vote concerning the election of directors. With respect to Proposals 2, 3 and 4, each of which requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter, an abstention will have the effect of a vote “AGAINST” such proposals. Broker non-votes will have no effect on the outcome of Proposals 2, 3 and 4 because they are not considered entitled to vote.

Q:	How do I vote?

A:	You may:

•	Vote via the Internet or by telephone — In order to vote via the Internet or by telephone, please follow the instructions shown on your proxy card, or voting instruction card;

•

Vote by mail — In order to vote by mail, simply complete, sign, date, and return your proxy card, or voting instruction card, in the envelope provided so that it is received before the Annual Meeting; or

•	Vote in person — We will pass out written ballots at the Annual Meeting to stockholders of record and/or beneficial owners who have obtained a valid proxy from their broker, bank, or other nominee.

Votes submitted by stockholders of record via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 12, 2011. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone should be submitted in accordance with the instructions provided on the brokers’ or banks’ voting instruction forms. Stockholders whose shares are held for them by other nominees should follow the instructions provided by such nominees.

Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank, or other nominee in order to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to ensure that your vote is counted.

Q:	What if I don’t give specific voting instructions?

A:	Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	return a signed proxy card but do not indicate how you wish to vote,

then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners.    If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank, or other nominee with voting instructions, the broker, bank, or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm, but do not have discretion to vote on “non-routine” matters, such as Proposals 1, 3 and 4.

Like last year, your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide timely voting instructions. Therefore, please instruct your broker regarding how to vote your shares on the election of the directors promptly.

Q:	Can I change my vote after I voted?

A:	Yes. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	completing, signing, dating and delivering a proxy bearing a later date; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are voting again via the Internet or by telephone, the vote must be received by 11:59 p.m., Eastern Time, on May 12, 2011.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that organization to revoke any prior voting instructions. Also, if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must request a valid proxy from that nominee and bring it to the Annual Meeting.

Q:	What does it mean if I receive more than one proxy card, or voting instruction card?

A:	You will receive more than one proxy card, or voting instruction card, if your shares are registered in more than one name or are registered in different accounts. To make certain that all of your shares are voted, please complete, sign, date, and return each proxy and/or voting instruction card to ensure that all of your shares are voted.

Q.	Who is paying for this proxy solicitation?

A:	The expenses of soliciting proxies will be paid by Novell. Following the initial distribution of the proxy materials and other soliciting materials, Novell and its agents may solicit proxies by mail, e-mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We will also request brokers, banks, and other nominees to forward proxy materials to the beneficial owners of shares of our common stock. We will reimburse such persons and Novell’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained the services of Morrow & Co., LLC (“Morrow”) to perform the broker nominee search and to distribute proxy materials to brokers, banks, and other nominees. We will pay approximately $7,500, plus out-of-pocket expenses, for these services. Morrow may also solicit proxies from stockholders for the Annual Meeting. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Q.	Where can I find the voting results?

A:	The preliminary voting results will be announced at the Annual Meeting and posted on our Investor Relations website at www.novell.com/company/annual_meeting2011. The final results will be reported on a Current Report on Form 8-K in accordance with the United States Securities and Exchange Commission’s (“SEC”) rules.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

This table shows, as of March 25, 2011 (unless otherwise indicated), how many shares of our common stock (the only voting class of Novell capital stock outstanding) are beneficially owned by: (i) each stockholder who has reported or is known by us to have beneficial ownership of more than five percent of our common stock; (ii) each current director; (iii) each of our Named Executive Officers; and (iv) all of our current directors and executive officers as a group. There were 353,200,582 shares of common stock outstanding on March 25, 2011.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Owned(2)		Right to Acquire(3)	Total Shares Beneficially Owned		Percent of Outstanding Shares
Elliott Associates, L.P.(4) 712 Fifth Avenue, 36th Floor New York, NY 10019	24,700,000		—	24,700,000		6.99%

Columbia Wanger Asset Management, LLC(5) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	21,015,000		—	21,015,000		5.95%

Paulson & Co. Inc.(6) 1251 Avenue of the Americas New York, NY 10020	20,000,000		—	20,000,000		5.66%

The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	19,944,243		—	19,944,243		5.65%

BlackRock, Inc.(8) 40 East 52nd Street New York, NY 10022	18,971,286		—	18,971,286		5.37%

Albert Aiello	59,952		254,943	314,895		*
Fred Corrado	41,952		254,943	296,895		*
Richard L. Crandall	50,052		204,943	254,995		*
Gary G. Greenfield	25,952		104,943	130,895		*
Judith H. Hamilton	11,182		119,713	130,895		*
Ronald W. Hovsepian	976,969		2,993,502	3,970,471		1.11%
Patrick S. Jones	13,182		169,713	182,895		*
Richard L. Nolan	35,952		304,943	340,895		*
Dr. John W. Poduska, Sr.	164,523		319,943	484,466		*
John K. Dragoon	215,889		547,961	763,850		*
Colleen A. O’Keefe	167,099		415,387	582,486		*
Dana C. Russell	228,884		663,667	892,551		*
Scott N. Semel	39,538	(9)	197,105	236,643	(9)	*
All current directors and executive officers as a group (17 persons)	2,473,227	(9)	7,775,061	10,248,288	(9)	2.84%

*	less than 1%

(1)	Except as otherwise indicated, the address of each person named in the table is: c/o Novell, Inc., 404 Wyman Street, Waltham, Massachusetts 02451.

(2)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.

(3)	Includes shares that can be acquired through stock options that become exercisable or the lapse of restrictions on restricted stock units within 60 days from March 25, 2011.

(4)

Pursuant to a Schedule 13D/A filed on March 23, 2011 and disclosing information as of March 18, 2011, Elliott Associates, L.P. reported that it beneficially owned (through The Liverpool Limited Partnership, a wholly owned subsidiary of Elliott Associates, L.P.) and had sole power to vote and to dispose of 11,894,134 shares. Pursuant to that same Schedule 13D/A, Elliott International, L.P. and Elliott International Capital Advisors, Inc. reported that they beneficially owned and had shared power to vote and to dispose of 12,805,866 shares. Additionally, pursuant to that same Schedule 13D/A, Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors, Inc. reported that they collectively beneficially owned 24,700,000 shares, and Elliott Associates, L.P. (through The Liverpool Limited Partnership) and Elliott International, L.P. reported that they have an economic interest in an additional 0.6% and 0.9% of our common stock, respectively, pursuant to notional principal amount derivative agreements with respect to 2,087,558 and 3,131,338 shares, respectively. Pursuant to a Schedule 13D filed on February 12, 2010 (which such Schedule 13D was amended and supplemented by the Schedule 13D/A filed on March 23, 2011), the business address of Elliott Associates, L.P. and Elliott International Capital Advisors, Inc. is 712 Fifth Avenue, 36th Floor, New York, NY 10019, and the business address of Elliott International, L.P. is c/o Maples & Calder, P.O. Box 309, Ugland House, South Church Street, George Town, Cayman Islands, British West Indies.

(5)	Pursuant to a Schedule 13G/A filed on February 11, 2011 and disclosing information as of December 31, 2010, Columbia Wanger Asset Management, LLC reported that it had sole power to vote 20,565,000 shares and sole power to dispose of all shares. Pursuant to that same Schedule 13G/A, Columbia Wanger Asset Management, LLC reported that the shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC.

(6)	Pursuant to a Schedule 13G filed on February 15, 2011 and disclosing information as of December 31, 2010, Paulson & Co. Inc. reported that it is an investment advisor that is registered under the Investment Advisors Act of 1940, that it furnishes investment advice to and manages onshore and offshore investment funds and to separate managed accounts and that in its role as investment advisor, or manager, Paulson & Co. Inc. possesses voting and/or investment power over the shares that are owned by such funds and accounts. Pursuant to that same Schedule 13G, Paulson & Co. Inc. reported that all shares reported are owned by such funds and accounts and that it disclaims beneficial ownership of such shares.

(7)	Pursuant to a Schedule 13G/A filed on February 10, 2011 and disclosing information as of December 31, 2010, The Vanguard Group, Inc. reported that it had sole power to vote 439,345 shares, sole power to dispose of 19,504,898 shares and shared power to dispose of 439,345 shares. Pursuant to that same Schedule 13G/A, The Vanguard Group, Inc. also reported that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 439,345 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Fiduciary Trust Company directs the voting of those shares.

(8)	Pursuant to a Schedule 13G filed on February 7, 2011 and disclosing information as of December 31, 2010.

(9)	Includes 134 shares owned by the spouse of Mr. Semel, of which Mr. Semel disclaims beneficial ownership.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the aggregate number of shares of our common stock issuable under all of our stock option and equity-based plans upon the exercise of outstanding options and the vesting of awards, their weighted-average exercise price, and the number of shares available for future issuance as of October 31, 2010. The 2009 Omnibus Incentive Plan, which was approved by our stockholders at our 2009 Annual Meeting of Stockholders, replaced all of our prior stock option and equity-based plans. Material features of our prior stock option and equity-based plans, including the Novell, Inc. 2000 Nonstatutory Stock Option Plan and the Novell, Inc./SilverStream Software, Inc. 2001 Stock Incentive Plan, that were not approved by stockholders, are described in Part II, Item 8, Note T, “Stockholders’ Equity,” of the notes to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended October 31, 2008. No new awards will be granted under such prior plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	27,102,678	3.38	37,002,458
Equity compensation plans not approved by security holders	3,830,565	8.06	—

Total	30,933,243	3.96	37,002,458

CORPORATE GOVERNANCE

Role of the Board of Directors

We are managed under the direction of the Board of Directors, whose purpose is to maximize long-term economic value for our stockholders by responsibly addressing not only their concerns, but also those of our customers, employees, business partners, the communities and governments where we have operations and do business, and the public at large. In fulfilling their duties, the Board of Directors and its committees oversee corporate governance, oversee and advise management in developing our financial and business goals, evaluate management’s performance in pursuing and achieving those goals, and oversee our public disclosures and the disclosure process. Our Statement on Corporate Governance sets forth the duties and responsibilities of the Board of Directors, criteria for the constitution of, membership on, and procedures for, and required meetings of, the Board of Directors, and other corporate governance matters. The Statement on Corporate Governance is available through the Corporate Governance page of our website at http://www.novell.com/company/ir/cg/.

Director Independence

The Board of Directors has determined that, of its current directors, Albert Aiello, Fred Corrado, Richard L. Crandall, Gary G. Greenfield, Judith H. Hamilton, Patrick S. Jones, Richard L. Nolan, and John W. Poduska, Sr. are “independent” as defined by the listing standards of The Nasdaq Stock Market (“NASDAQ”) currently in effect and approved by the SEC and previously determined that Claudine B. Malone, who retired as of the date of our 2010 Annual Meeting of Stockholders, and Thomas G. Plaskett and Kathy Brittain White, who held office until such date and did not seek re-election, were “independent” as defined by the listing standards of NASDAQ then in effect and approved by the SEC. In determining that these directors are independent, the Board of Directors considered Mr. Crandall’s role as the Chairman of the Enterprise Software Roundtable, an organization of the senior leadership of more than 35 of the largest software companies of which we have been a member for the past several years; Mr. Greenfield’s receipt of funds in connection with Novell’s acquisition of Managed Object Solutions, Inc. (“Managed Objects”), of which he served as a non-employee director, in November 2008, and his relationships with Francisco Partners, L.P., one of the principal shareholders of Attachmate, the acquiring party in our pending merger; Ms. Hamilton’s position as a non-employee director of R.R. Donnelley & Sons Company, which provides printing services to Novell; Dr. Poduska’s prior ownership interest in a former shareholder of Managed Objects; and Mr. Aiello’s role as the chief executive officer of a privately held Fidelity Investments company and Novell’s retention of Fidelity to manage its employee 401(k) benefit plan. The Board of Directors has also determined that all members of the Compensation Committee meet the “outside director” standard for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All members of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee satisfy the “independence” and/or “outside directorship” standards applicable to those committees. Ronald W. Hovsepian, our Chief Executive Officer and a member of the Board of Directors, is not independent.

Board of Directors Leadership Structure

Our Statement on Corporate Governance provides that the Board of Directors will choose one non-employee director to serve as Chairperson who shall: (i) coordinate the activities of the non-employee directors; (ii) provide input with respect to agenda items; and (iii) consult, as appropriate, with our Chief Executive Officer and the chairpersons of the committees of the Board of Directors. The Board of Directors believes that separating the roles of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business while allowing our Chairman to lead the Board of Directors in oversight responsibilities.

Generally, our Chairman presides at the Board of Directors meetings, except in circumstances in which the Chairman is not present during a meeting of the directors, when another director designated by the non-employee directors would preside. The Chairman, or the Board of Directors as a whole, however, may call upon any one or more directors to provide leadership in a given situation, as the Board of Directors believes that, since all directors are elected by the stockholders, they should have an equal voice. The Board of Directors also understands that leadership in certain subject areas falls to the respective committee chairpersons responsible for the subject matter giving rise to the need. The chairpersons function as committee liaisons to the Chairman and the rest of the Board of Directors.

Risk Oversight

In general, the Board of Directors discusses periodically with management our processes regarding risk assessment and risk management, as well as our major risk exposures and steps management has taken to monitor and control such exposures. The Board of Directors also reviews our existing processes and policies with respect to risk assessment and risk management.

Each of the committees of the Board of Directors also considers risk within its area of responsibility. The Audit Committee discusses periodically with management our processes regarding financial risk assessment and financial risk management, as well as our major financial risk exposures and steps management has taken to monitor and control such exposures. The Audit Committee also reviews our existing processes and policies with respect to financial risk assessment and financial risk management. In addition, the Corporate Governance Committee considers risk management skills in prospective director nominees. Finally, as discussed further in the subsection entitled, “Compensation Risk Assessment,” the Compensation Committee reviews risks related to compensation matters.

Committees of the Board of Directors

The following provides an overview of the membership and responsibilities of all of the committees of the Board of Directors. A current copy of the charter for each committee is available through the Corporate Governance page of our website at http://www.novell.com/company/ir/cg/.

Audit Committee

Members	Responsibilities
Patrick S. Jones, Chairperson Albert Aiello Fred Corrado	• Oversee accounting and financial reporting processes and audits of the financial statements
— review significant judgments and decisions affecting financial statements
— review all financial data to be released
• Monitor compliance with applicable laws and with the Company’s Code of Business Ethics
• Oversee implementation of the Code of Business Ethics and review significant cases of misconduct, fraud or conflict of interest
• Oversee disclosure controls and procedures

• Oversee the Company’s actions relating to Section 404 of the Sarbanes-Oxley Act of 2002 to (i) maintain adequate internal control over financial reporting and (ii) assess the effectiveness of such internal control structures and procedures

• Oversee the Company’s internal audit function
• Oversee the Company’s independent registered public accounting firm
— appoint and approve compensation
— pre-approve permitted services
— evaluate performance
— monitor independence

In addition to the above functions, the Audit Committee has adopted procedures for its receipt, retention, and treatment of concerns and complaints regarding accounting, internal accounting controls, and auditing matters. The Audit Committee has established an online reporting tool located at http://www.novell.com/ethics/index.jsp, which is accessible through the Corporate Ethics page of our website, for the submission of such concerns and complaints by stockholders, employees, and members of the public. All submissions may be made anonymously. The Audit Committee encourages, but does not require, that anyone making a submission supply his or her contact information to facilitate follow-up, clarification, and assistance with the investigation of the concern or complaint. We do not permit retaliation or discrimination of any kind against a person who submits a concern or complaint in good faith.

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that (i) the members of the Audit Committee are “independent” as defined by the listing standards of NASDAQ, (ii) the members of the Audit Committee possess the attributes to be considered financially sophisticated for purposes of the listing standards of NASDAQ and (ii) each of Messrs. Jones, Corrado, and Aiello has the background to be considered an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Members	Responsibilities
Gary G. Greenfield, Chairperson Fred Corrado Dr. John W. Poduska, Sr.	• Establish overall compensation philosophies
• Evaluate management performance and development
— recommend compensation for the Chief Executive Officer to the Board of Directors
• Set compensation for executives
— consider industry benchmarks
— establish and administer performance goals
• Establish compensation programs for employees
• Recommend non-employee director compensation to the Corporate Governance Committee
• Administer employee benefit and incentive plans
• Administer stock option and other equity-based plans
• Grant stock options and other equity-based awards
• Review succession planning
• Review management development policies

The Compensation Committee has retained the services of an external compensation consultant. On February 1, 2010, Hewitt Associates (the Compensation Committee’s prior external consultant) spun off a portion of its executive compensation practice into a separate, entirely independent entity called Meridian Compensation Partners, LLC (“Meridian”). To maintain consistent process and representation, the Compensation Committee retained Meridian going forward as its independent executive compensation consultant. The mandate of the consultant is to work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by Meridian on the Compensation Committee’s behalf is described below:

•	provide information on market trends and analyses;

•	provide support with regard to the latest relevant regulatory, governance, technical and/or accounting considerations impacting compensation and benefit programs;

•	assist with the redesign of any compensation or benefit programs, as needed;

•	conduct compensation risk assessments of compensation and benefit programs;

•	prepare for and attend selected management, committee or Board of Director meetings; and

•	respond to other miscellaneous requests that occur throughout the year.

The Compensation Committee does not direct Meridian to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee evaluates the consultant periodically. Meridian currently provides no other services to Novell.

The Compensation Committee may delegate its authority to one or more of its members when appropriate and permitted by applicable law.

Compensation Committee Interlocks and Insider Participation.    The Compensation Committee is currently comprised of Messrs. Greenfield, who serves as its Chairperson, and Corrado and Dr. Poduska. Mr. Plaskett. and Ms. White held office and were members of the Compensation Committee until the date of our 2010 Annual Meeting of Stockholders, April 19, 2010, at which they did not seek re-election. No member of the Compensation Committee has ever been an officer or employee of Novell or of any of our subsidiaries or affiliates. During fiscal 2010, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Compensation Committee or on our Board of Directors.

Corporate Governance Committee

Members	Responsibilities
Richard L. Nolan, Chairperson Albert Aiello Richard L. Crandall Judith H. Hamilton Dr. John W. Poduska, Sr.	• Establish criteria for the selection of directors and recommend Board of Directors nominees
— conduct searches for prospective directors
— review candidates recommended by stockholders
• Recommend committee membership
• Oversee corporate governance
— review committee charters
— review codes of ethics for executives, employees and directors
• Monitor non-employee director independence
• Review and approve all transactions between us and our directors and executive officers
• Oversee Board of Directors and committee evaluations and development
• Recommend non-employee director compensation to the Board of Directors

Meetings of the Board of Directors and Committees of the Board of Directors

During fiscal 2010, the Board of Directors held 24 meetings; the Audit Committee held 12 meetings; the Compensation Committee held 16 meetings; and the Corporate Governance Committee held six meetings. During the last fiscal year, each current director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she then served.

Our directors are not required to attend our annual meetings of stockholders. In 2010, three directors attended the annual meeting.

Executive Officers

The following are our current executive officers. Ages are as of March 31, 2011.

Ronald W. Hovsepian

Mr. Hovsepian has served as one of our directors and as our President and Chief Executive Officer since June 2006, in addition to having other experience as described in his biography as a nominee for director below.

Javier F. Colado

Mr. Colado, age 46, has served as Senior Vice President, Worldwide Sales since November 2010. Prior to that, Mr. Colado served as President and General Manager, Novell EMEA (Europe, Middle East & Africa) from January 2009 to November 2010, Channel Chief from August 2008 to January 2009, and Vice President and General Manager for EMEA West from February 2006 to August 2008. Prior to joining us, Mr. Colado held various positions at McAfee, a security technology company, from 2000 to 2006, where he served as Senior Vice President Global Service Providers from September 2004 to February 2006, and Regional Vice President for McAfee EMEA from January 2002 to September 2004. Prior to his tenure at McAfee, Mr. Colado served in a number of sales and management positions at AT&T and Lucent Technologies from 1991 to 2000 and at Ericsson from 1989 to 1991.

John K. Dragoon

Mr. Dragoon, age 50, has served as our Senior Vice President and Chief Marketing Officer since March 2006. Mr. Dragoon joined us in October 2003 as Vice President, Worldwide Field Marketing. Prior to joining us, from April 2002 to September 2003, Mr. Dragoon was the Senior Vice President of Marketing and Product Management at Art Technology Group, a provider of Internet commerce, service, and marketing solutions and from April 2001 to March 2002 served as Vice President, Operations, of Internet Capital Group, a venture capital firm. Prior to his tenure at Internet Capital Group, Mr. Dragoon served in a number of sales and marketing positions at IBM from 1984 to 2000.

James P. Ebzery

Mr. Ebzery, age 51, has served as our Senior Vice President and General Manager, Security, Management and Operating Platforms (“SMOP”) since January 2010. Prior to that, Mr. Ebzery served as our Senior Vice President & General Manager, Identity & Security Management business unit, from May 2007 to December 2009. Before joining us, Mr. Ebzery was President of the Viisage Division at L-1 Identity Solutions, a leading provider of advanced technology identity solutions, from January 2006 to May 2007. Mr. Ebzery was Senior Vice President of Sales and Marketing of Viisage, from November 2002 to January 2006. Prior to that, Mr. Ebzery served as Vice President of Operations for Internet Capital Group, a venture capital firm, from April 2000 to February 2002. In addition, Mr. Ebzery spent approximately 17 years at IBM in various sales, marketing, and general management roles.

Colleen A. O’Keefe

Ms. O’Keefe, age 54, has served as our Senior Vice President and General Manager, Collaboration Solutions (“CS”) and Global Services since January 2010. In this role, she is responsible for product strategy, management and development of the collaboration solutions as well as for Global Services. Ms. O’Keefe joined us in December 2006 as our Senior Vice President of Services to oversee our global technical support group, technical training services, and professional services to customers. Prior to joining us, from September 2002 to November 2006, Ms. O’Keefe held several key leadership positions in the Payment Solutions and Worldwide Services divisions at NCR Corporation, a global technology company that specializes in improving and streamlining customer interactions for companies across many industries. From September 1999 to March 2002, she served as Senior Vice President, Customer Services, at Global Crossing. In addition, Ms. O’Keefe served in a number of positions in the telecommunications industry, including 18 years at Southern New England Telephone and two years at AT&T.

Russell C. Poole

Mr. Poole, age 56, has served as our Senior Vice President, Human Resources since November 2009. Prior to that, Mr. Poole served as our Vice President—Senior HR Partner in the Human Resources organization, from September 2007 to November 2009, providing valuable direction and leadership within Human Resources as well as partnering with the Sales and Services organizations. Mr. Poole served as our Vice President—Law—People from November 2002 to September 2007. Prior to joining us, Mr. Poole had also held various supervisory and management positions over a 20-year period in which he evaluated, managed, and resolved human resource, employment, benefit and transactional issues.

Dana C. Russell

Mr. Russell, age 49, has served as our Senior Vice President and Chief Financial Officer since February 2007. Prior to that, Mr. Russell served as our Vice President and Interim Chief Financial Officer from June 2006 to February 2007, and as Vice President of Finance from March 2000 to June 2006. Mr. Russell served as the Corporate Controller from June 2003 to June 2006, and was also the Treasurer from December 2005 to June 2006. Mr. Russell joined us in 1994. Prior to joining us, Mr. Russell worked at Price Waterhouse in Salt Lake City, Utah. Mr. Russell is a CPA licensed in the State of Utah.

Scott N. Semel

Mr. Semel, age 55, joined us in September 2008 as our Senior Vice President, General Counsel and Secretary and from April 2009 to November 2009, also served as our interim Senior Vice President, Human Resources. Prior to joining us, Mr. Semel was Chief Legal Officer and Corporate Secretary at Tele Atlas N.V., a Dutch Euronext company providing digital mapping and navigation solutions, from late 2006 to June 2008. Mr. Semel also engaged in the private practice of law with GTC Law Group LLC, a boutique law firm that specializes in IP strategy, mergers and acquisitions, and business and technology transactions, during 2006. Mr. Semel served as Vice President, General Counsel and Secretary to Ascential Software Corporation, a NASDAQ listed company providing enterprise data integration, from 2001 through April 2005, when Ascential was sold to IBM, after which Mr. Semel served as Associate General Counsel-Legal Transition Executive at IBM. Prior to that, he served as Vice President, General Counsel and Secretary to NaviSite, Inc., a NASDAQ listed company. Before that, he also served as general counsel to other public and private companies and engaged in the private practice of law.

Joseph H. Wagner

Mr. Wagner, age 50, has served as our Senior Vice President and General Manager, Global Alliances since January 2010. Prior to that, Mr. Wagner served as Senior Vice President and General Manager of the Systems and Resource Management business unit from June 2006, and as Vice President of Global Operations responsible for the global field strategy, structure, incentives and productivity, customer operations, and the global partner organization from October 2005 to May 2006. Mr. Wagner joined us in August 2003 as Vice President of North America Operations where he led the roll-out of the North America and global field model now in place. Before joining us, Mr. Wagner was Vice President of Transportation Solutions for Manhattan Associates and was the Senior Vice President of Global Sales and Marketing at Logistics.com prior to their acquisition by Manhattan Associates. Additionally, Mr. Wagner has held numerous sales, marketing and operational executive positions over a 20-year high technology career at Unitech Systems, Quantra Corporation and IBM.

Codes of Ethics

We have adopted two codes of ethics, each designed to encourage our employees, executives and directors to act with the highest integrity.

Code of Business Ethics.    We review and update our Code of Business Ethics (the “COBE”) annually. The purpose of the COBE is to convey the basic principles of business conduct expected of all our executives and employees, including our Chief Executive Officer, Chief Financial Officer, Controller, and other senior financial personnel performing similar functions. Except where prohibited by law, we require all of our executives and employees to review the COBE at least once a year and to submit a report to our Ethics Officer (i) stating that he or she has read and understands the COBE, (ii) reporting any conflicts of interest he or she may have, (iii) agreeing to comply with all of our policies, (iv) reporting any suspected violations of the COBE or our policies referenced in the COBE, and (v) reporting any known violations of the Foreign Corrupt Practices Act. In support of the COBE, we provide targeted COBE training to our employees and provide our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including the required employee reports and an anonymous telephone hotline. The Audit Committee monitors the implementation and enforcement of the COBE. The COBE meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on the Corporate Governance page of our website at http://www.novell.com/company/ir/cg/cobe/cobe.html. In the event that we amend or waive provisions of the COBE that are applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions, we intend to disclose such amendment or waiver on our website within four business days.

Non-Employee Director Code of Ethics.    Our Board of Directors has established the Non-Employee Director Code of Ethics (the “Director Code”). The Director Code sensitizes directors on areas of ethical risk relating to their specialized roles, provides mechanisms for directors to report unethical conduct, and fosters a culture of honesty and accountability among directors. Each non-employee director is required to review the Director Code at least once a year and to submit a report generally (i) stating that he or she has read and understands the Director Code, (ii) reporting any conflicts of interest he or she may have, (iii) agreeing to comply with the Director Code, and (iv) reporting any suspected violations of the Director Code. A copy of the Director Code may be found through the Corporate Governance page of our website at http://www.novell.com/company/ir/cg/cobe/director_cobe.html.

Related Person Transactions Policy and Procedures

Our Related Person Transactions Policy and Procedures (the “Policy”), which is in writing, recognizes that certain transactions between Novell and Related Persons (as defined below) are routine and consistent with Novell’s best interests and that, accordingly, they should be permissible. The Policy, which was adopted by our Board of Directors, is designed to address the reporting, review and approval of such transactions and to provide guidance to the Corporate Governance Committee in evaluating whether any such transaction gives rise, or potentially gives rise, to a conflict of interest. Generally speaking, a “Related Person Transaction” is a transaction, arrangement or relationship with Novell in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. Generally, a Related Person is: (a) any person who is or, since the beginning of Novell’s last fiscal year was, a director, executive officer or director nominee of Novell; (b) a beneficial owner of more than five percent (5%) of Novell common stock; or (c) a family member of any person in either (a) or (b), which includes a person (other than a tenant or employee) sharing the household of any person in either (a) or (b). Under the Policy, director nominees, directors and executive officers are required to respond to questionnaires prepared by Novell annually, which are intended to, among other things, assist Novell in identifying Related Persons subject to the Policy and identifying existing, completed or proposed Related Person Transactions. Every person who has completed or who is required to complete the questionnaire must promptly inform Novell of any changes to information previously provided. In the event that a possible Related Person Transaction is identified from responses to the questionnaires or information provided to Novell’s General Counsel, the General Counsel will obtain and review all information necessary for a complete assessment of the transaction, and will make a preliminary conclusion as to whether a Related Person

Transaction actually exists. If the General Counsel’s preliminary conclusion is that the transaction would be a Related Person Transaction, the General Counsel’s preliminary conclusion and all relevant information concerning the transaction will be presented promptly to the Corporate Governance Committee for its consideration of the transaction. If the General Counsel’s preliminary conclusion is that the transaction would not be a Related Person Transaction, the General Counsel’s preliminary conclusion and rationale for such conclusion will be presented to the Corporate Governance Committee at its next regularly scheduled meeting.

Stock Ownership Requirements

We have established Stock Ownership Programs designed to further align the interests of our Board of Directors and executives with those of our stockholders. Our Non-Employee Director Stock Ownership Program restricts each non-employee director from selling shares of our common stock unless such director is able to retain an amount of our common stock having a value equal to three times his or her annual cash board retainer, with some limited exceptions. Non-compliance with the Non-Employee Director Stock Ownership Program is taken into consideration during the annual performance review of each non-employee director.

Our Executive Stock Ownership Program requires (i) our Chief Executive Officer to own shares of our common stock having a value equal to three times his salary as of November 1, 2006, and (ii) the other NEOs to own shares of our common stock having a value equal to his or her salary as of his or her initial participation date. The NEOs do not have a deadline for achieving their ownership requirements, but may not sell their shares of Novell stock unless and until their ownership requirements are satisfied, with certain limited exceptions.

Procedures for Contacting Directors

The Board of Directors has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or with a specific director by writing to our General Counsel, 404 Wyman Street, Waltham, Massachusetts 02451. The General Counsel reviews all messages received and forwards any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors, except that any complaints or concerns relating to accounting, internal accounting controls or auditing matters are considered in accordance with the Audit Committee’s procedures for handling such matters. Communications are sent as soon as practicable to the director to whom they are addressed, or, if addressed to the Board of Directors generally, to the Chairperson of the Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board of Directors. The General Counsel may, but is not required to, forward such other communications to appropriate channels within Novell.

Director Nominations

The Corporate Governance Committee conducts searches for prospective directors and evaluates and recommends candidates for election to the Board of Directors or to fill vacancies on the Board of Directors. In conducting director searches, the Corporate Governance Committee considers recommendations for director nominees from a wide variety of sources, including stockholders, members of our Board of Directors, business contacts, community leaders, third-party advisory services, and members of management.

The Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available to the Corporate Governance Committee. A member of the Corporate Governance Committee will contact for further review those candidates who the Corporate Governance Committee believes are qualified, who may fulfill a specific Board of Directors’ need and who otherwise are considered to be a good candidate for the Board of Directors. If, after further discussions with the candidate, and other further review and consideration as necessary, the Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board of Directors.

While neither the Board of Directors nor the Corporate Governance Committee has a specific diversity policy in connection with the selection of nominees for directors, due consideration is given to the Board of Directors’ desire for an overall balance of diversity of perspectives, backgrounds and experiences, and in making its recommendations, the Corporate Governance Committee seeks out outstanding talent, including among minority groups and women.

The Board of Directors believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board of Directors also believes that its directors should ideally reflect a mix of experience, backgrounds, and other qualifications. There is no set of minimum qualifications or skills that candidates must possess. The Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, experience, outside time commitments, expertise, accounting and finance knowledge, judgment, leadership, knowledge of international markets, corporate governance expertise, risk management skills and, for incumbent directors, past performance.

Stockholders who wish to recommend a director candidate should submit the following information to Novell’s Corporate Secretary: the name and address of the stockholder, as it appears on our books, and of the beneficial owner, if any, on whose behalf the recommendation is being made; the number of shares held by the stockholder and the length of time such shares have been held; and all information that is required to be disclosed under applicable rules and regulations of the SEC regarding the candidate, including the written consent of the candidate to serve as a director, if elected.

A stockholder who wishes to nominate a director candidate at the annual meeting must deliver written notice of the nomination to Novell’s Corporate Secretary at our principal executive offices in proper form and a timely manner. To be timely, the written notice must be delivered to the Corporate Secretary or mailed to and received by the Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or the public disclosure of such date of the annual meeting was made, whichever first occurs. The stockholder’s notice must set forth the information relating to the stockholder and the stockholder’s nominee that is required by section 2.11 of our By-laws. In addition, if any person is acting in concert with the stockholder or the stockholder’s proposed nominee, or has direct or indirect beneficial ownership of shares of Novell stock owned of record or beneficially by the stockholder or the nominee, or controls, is controlled by, or under common control with the stockholder or the nominee, certain information, as specified in section 2.11 of the Company’s By-laws, must be provided regarding such persons as well. A stockholder providing written notice of any nomination must further update and supplement the notice, if necessary, so that the information provided or required to be provided is true and correct as of the record date for determining the stockholders entitled to receive notice of the meeting and, if different, the record date for determining the stockholders entitled to vote at the meeting, and such update and supplement shall be delivered to or be mailed and received by the Corporate Secretary at the principal executive offices of the Company not later than five business days after the record date for determining the stockholders entitled to receive notice of such meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has nominated nine nominees for election at the Annual Meeting. With respect to Dr. Poduska, the Corporate Governance Committee and the Board of Directors considered that, at the age of 73, he was subject to our mandatory retirement policy for directors set forth in our Statement on Corporate Governance. In recommending and nominating Dr. Poduska for election, the Corporate Governance Committee and the Board of Directors, respectively, determined, in light of the pending merger with Attachmate and the pending patent sale to CPTN Holdings LLC (“CPTN”) and the value of stability and experience in the governance of the Company by the Board of Directors, to waive the retirement policy to the extent applicable to his nomination.

Our Board of Directors is declassified, which means that each member is elected annually. Accordingly, directors elected at our annual meetings of stockholders will hold office until the next annual meeting of stockholders and until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. The biographies below describe the skills, qualities, attributes and experiences of each of the nominees that were significant factors in the Board of Directors’ decision to nominate these individuals in addition to their prior record as directors with the Company. Many of the directors bring experience serving as executive officers or directors with a variety of companies through which they bring a diverse understanding of factors important to Novell as a public technology company, including risk management, corporate governance practices and trends and financial expertise.

All of the nominees have indicated that they are able and willing to serve if elected. If any nominee should become unavailable prior to the Annual Meeting, the Board of Directors may recommend another person and Messrs. Hovsepian, Russell and Semel, as your proxies, will vote for such person if you have given them your proxy.

There are no family relationships among our executive officers and the nominees for director. Ages are as of March 31, 2011.

Biographies of Nominees for the Board of Directors

Albert Aiello

Director since 2003

Mr. Aiello, age 68, has been the Managing Director of Albert Aiello & Associates, a strategic technology management consulting company, since he founded the company in February 2003. Since September 2009, Mr. Aiello has served as Chief Executive Officer of XTRAC, a privately held Fidelity Investments company that provides business process management software. Prior to that, Mr. Aiello served as Managing Director of Technology and Business Processes for Colt Telecommunications, from January 2007 through December 2009. From January 1998 through December 2002, Mr. Aiello served as Global Chief Information Officer of Lend Lease Corporation, a financial and construction management company, and as a member of its Board of Directors from May 1998 through December 2002. Mr. Aiello was the Chief Information Officer for Fidelity Investments from April 1990 to December 1997. Mr. Aiello served as Chairman of the Board of the Software Productivity Consortium from December 1999 to December 2000. Mr. Aiello has also served as a member of the Board of Directors of CoolSavings, Inc.

Mr. Aiello built a distinguished career as an effective chief information officer. Serving on our Board of Directors for the past seven years and as an active executive and advisor to businesses, he provides the Novell management team guidance on customer partnering in building IT infrastructures for competing in the 21st century global environment.

Fred Corrado

Director since 2002

Mr. Corrado, age 70, served as Vice Chairman of the Board of Directors and Chief Financial Officer of The Great Atlantic & Pacific Tea Company, Inc., a food retailer, from October 1992 until February 2002. Mr. Corrado served on the Board of Directors of Security Capital Assurance Ltd from March 2008 through August 2008. Since May 2005, Mr. Corrado has been a member of the advisory board of Approva Corporation, a software company that provides continuous controls monitoring solutions. Mr. Corrado is also a Director of the New Jersey Performing Arts Center.

Mr. Corrado comes to our Board of Directors with a distinguished career as a business unit chief executive officer and chief financial officer. Mr. Corrado contributes a blend of skills to our Board of Directors through his extensive financial and executive expertise, including direct experience in the software industry.

Richard L. Crandall

Chairman of the Board since 2008 and Director since 2003

Mr. Crandall, age 67, is a founding Managing Director of Arbor Partners, a high technology venture capital firm, a position he has held since November 1997. Mr. Crandall also serves as the Chairman of the Enterprise Software Roundtable, an organization of the senior corporate leadership of more than 35 of the largest software companies, which he founded in July 1994. Since November 2006, Mr. Crandall has served as Chairman of Pelstar LLC, a manufacturer of medical weighing and measurement devices. Since May 2005, Mr. Crandall has served as Managing Partner of Alpine Capital Partners, LLC, a real estate developer. Mr. Crandall served as the Chairman of Giga Information Systems, an IT research and advisory firm, from July 2002 until February 2003, and was a board member of and a special advisor to Giga Information Systems from its founding in April 1996 until February 2003. Prior to that, Mr. Crandall was a founder of Comshare, Inc., a decision support software company, and served as its Chief Executive Officer from April 1970 until April 1994 and its Chairman from April 1994 until April 1997. Mr. Crandall was the technology advisor to the U.S. Chamber of Commerce from 2003 to 2008 and a director of the Dreman/Claymore Dividend & Income Fund, a management investment company, from 2003 to 2010. He is currently a Director of Diebold, Inc., where he has served on the Board of Directors since 1996, and of Platinum Energy Solutions, Inc., where he has served on the Board of Directors since March 2011.

Having a distinguished career as a software company chief executive officer himself, Mr. Crandall maintains relationships and an active dialogue with peer chief executive officers in the software industry. Our Board of Directors values Mr. Crandall’s deep chief executive officer leadership and innovation experiences in the high technology industry.

Gary G. Greenfield

Director since 2009

Mr. Greenfield, age 56, has served as Chairman of the Board of Directors and Chief Executive Officer of Avid Technology, Inc., a provider of digital audio and video solutions, since December 2007, and as President of Avid Technology, Inc. since May 2008. Prior to joining Avid Technology, Inc., from December 2003 to December 2007, Mr. Greenfield served as Chief Executive Officer of GXS, Inc., a provider of business-to-business integration, synchronization and collaboration solutions and has been a director of GXS Worldwide, Inc. since 2003. From December 2003 to December 2007, he also served as an Operating Partner with Francisco Partners, a technology-focused private equity firm. From June 2002 to August 2003, Mr. Greenfield served as Chief Executive Officer of Peregrine Systems, Inc., an infrastructure management software company. Peregrine Systems, Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware in September 2002 and formally emerged from Chapter 11 bankruptcy protection in August 2003. Prior to that, he served as President and Chief Executive Officer of Merant PLC, a provider of software solutions for enterprise change management. Mr. Greenfield is also a Director of Vocus, Inc. From 1998 to 2007, he also served on the Board of Directors of both Hyperion Solutions Corporation and Mobius Management Systems, Inc.

Mr. Greenfield comes to our Board of Directors as a sitting chief executive officer of a software firm similar in size to Novell. With an established background in technology-oriented businesses, including multiple software companies, as well as venture capital firms, Mr. Greenfield provides important perspectives and insights to our Board of Directors’ discussions.

Judith H. Hamilton

Director since 2009

Ms. Hamilton, age 66, currently serves on the Board of Directors of R.R. Donnelley & Sons (since 1995) and the Wildlife Conservation Society (since 1993). Until 2008, Ms. Hamilton was a Director of Artistic Media Partners, Inc., Markettools, Inc., and The National Parks Foundation. In 2002, Ms. Hamilton retired from Classroom Connect, Inc., a provider of materials integrating the Internet into the education process, where she had served as President and Chief Executive Officer since 1999. From April 1996 through July 1998, Ms. Hamilton served as the President and Chief Executive Officer of FirstFloor Software, an Internet software publisher. Ms. Hamilton was the Chief Executive officer of Dataquest, a market research firm for technology, from 1992 to 1996.

Ms. Hamilton’s senior leadership experience in a spectrum of industries, including the software industry, provides a diversified perspective to our Board of Directors. In addition, Ms. Hamilton contributes her broad board-level governance experiences to our Board of Directors’ deliberations.

Ronald W. Hovsepian

Director since 2006

Mr. Hovsepian, age 50, has served as one of our Directors and as our President and Chief Executive Officer since June 2006. Mr. Hovsepian served as our President and Chief Operating Officer from October 2005 to June 2006. From May 2005 to November 2005, Mr. Hovsepian served as Executive Vice President and President, Worldwide Field Operations. Mr. Hovsepian joined us in June 2003 as President, Novell North America. Before joining Novell, Mr. Hovsepian was a Managing Director with Bear Stearns Asset Management, a technology venture capital fund, from February to December 2002. From March 2000 to February 2002, Mr. Hovsepian served as Managing Director for Internet Capital Group, a venture capital firm. Prior to that, Mr. Hovsepian served in a number of executive positions with International Business Machines Corporation over approximately a 17-year period. Mr. Hovsepian is also Chairman of the Board of Directors of Ann Taylor Corporation.

Mr. Hovsepian serves as our Chief Executive Officer. Prior to serving as our Chief Executive Officer, he held functional positions within Novell enabling him to share with our Board of Directors context and personal insight into our company’s operations. Our Board of Directors also values Mr. Hovsepian’s background in venture capital investment, focusing on technology-related entities, as well as his lengthy and extensive experience with a major global software company.

Patrick S. Jones

Director since 2007

Mr. Jones, age 66, serves as Chairman of the Board of Directors of Lattice Semiconductor Corporation, where he has served on the Board of Directors since 2005, as Chairman of the Board of Directors of Epocrates, Inc., where he has served on the Board of Directors since 2005, and on the Board of Directors of Openwave Systems, where he has served on the Board of Directors since 2007. Mr. Jones also serves on the Board of Directors of several private venture backed companies in Europe and the United States, primarily in the mobile communications segments, including Sagem Wireless and Inside Contactless SA. From 1998 to 2001, Mr. Jones was the Senior Vice President and Chief Financial Officer of Gemplus International S.A. (now GEMALTO

N.V.), a provider of solutions empowered by smart cards. From 1992 to 1998, Mr. Jones was Vice President Finance, Corporate Controller for Intel Corporation. Prior to that, Mr. Jones served as Chief Financial Officer of LSI Logic. Mr. Jones has experience serving on the Board of Directors of several public companies, including Genesys SA from 2001 through 2009, QRS Corporation from 2003 through 2008, and Liberate Technologies from 2003 through 2008.

Mr. Jones comes to our Board of Directors with deep chief financial officer experience and broad experience in contributing that experience to board deliberations. He has experience serving on the Board of Directors of several public companies, including Genesys SA, QRS Corporation, and Liberate Technologies. Our Board of Directors values Mr. Jones’ global executive experience, as well as his financial expertise.

Richard L. Nolan

Director since 1998

Mr. Nolan, age 70, is the William Barclay Harding Professor of Management of Technology, emeritus, Harvard Business School, a professorship he was awarded in September 1991. Mr. Nolan has been the Philip M. Condit Professor of Business Administration at the University of Washington since September 2004. Mr. Nolan served as Chairman and Chief Executive Officer of Nolan, Norton and Company, an information technology management consulting company, from 1977 until the company was acquired by KPMG LLP in 1987. Mr. Nolan then served as Chairman of Nolan, Norton and Company and a Partner of KPMG from 1987 to 1991. Mr. Nolan is a Director of Loctronix Company, and served on the Board of Directors of The Great Atlantic & Pacific Tea Company, Inc. from 1999 to 2005.

Serving on our Board of Directors for twelve years, Dr. Nolan has acquired extensive knowledge of our business. Dr. Nolan’s experience at venerable educational institutions, as well as his direct executive-level leadership and operational experience in technology enterprises, provides a unique broad perspective to our Board of Directors.

John W. Poduska, Sr., Sc.D.

Director since 2001

Dr. Poduska, age 73, was the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, from January 1992 to December 2001. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska served as Chairman and Chief Executive Officer of Stellar Computer, Inc., which he founded, a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska also served as a director of Anadarko Petroleum Corporation and Safeguard Scientifics, Inc. until 2009.

Dr. Poduska brings to our Board of Directors a deep technology experience and pioneering leadership in building successful high technology enterprises. He has a distinguished history of leadership and remains active in facilitating innovation within technology businesses.

Vote Required and Board of Directors’ Recommendation

In December 2006, the Board of Directors approved an amendment to our By-laws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares cast “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the required vote for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year’s election has been determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the

Annual Meeting, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our By-laws, however, if a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. In that situation, the Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the decision of the Board of Directors. If the failure of a nominee to be elected at the Annual Meeting results in a vacancy on the Board of Directors, that vacancy may be filled by action of the Board of Directors or the Board of Directors may reduce the size of the Board of Directors. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the Annual Meeting, Delaware law provides that the nominee does not serve on the Board of Directors as a “holdover director.” All director nominees are currently serving on the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained PwC as our independent registered public accounting firm for fiscal 2011. Although stockholder ratification is not required by our By-laws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the appointment of PwC as a matter of good corporate governance. If the stockholders do not ratify the Audit Committee’s appointment of PwC, the Audit Committee will take such determination into account in its future appointment of an independent registered public accounting firm. PwC will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative also will have the opportunity to make a statement if he or she desires to do so.

For additional information regarding PwC, see “Information About Our Independent Registered Public Accounting Firm.”

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required for the ratification of the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This vote is commonly known as “say-on-pay.”

The overall objectives of our executive compensation program are to ensure that executives’ interests are closely aligned with stockholders’ interests in our success; reward executives based on the achievement of short and long-term business objectives based on individual, business unit, and company performance; and provide competitive compensation opportunities that will attract, retain and motivate superior executive personnel. We believe that our executive compensation program is designed to appropriately meet these objectives.

Our Named Executive Officers are identified on page 33, and the compensation of the Named Executive Officers, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is described on pages 27 to 52. Stockholders should review these sections for details of our executive compensation program.

We are asking you to vote on the adoption of the following resolution:

“RESOLVED, that Novell’s stockholders approve, on a nonbinding, advisory basis, the compensation paid to Novell’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.”

The stockholder vote on this resolution is advisory and nonbinding and serves only as a recommendation to the Board of Directors. The Board of Directors currently expects that the Compensation Committee will continue to determine the compensation paid to Novell’s executive officers, other than the Chief Executive Officer, and that the Compensation Committee will also continue to recommend to the non-employee members of the Board of Directors the form and amount of the Chief Executive Officer’s compensation, which will then be submitted to the non-employee members of the Board of Directors for consideration and approval. The Board of Directors and the Compensation Committee expect to take the result of this vote into consideration when making future compensation decisions.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required for the adoption of the resolution approving the compensation paid to our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are including a proposal for our stockholders to select, on a nonbinding, advisory basis, the frequency with which they wish us to have future nonbinding, advisory votes on the compensation of our named executive officers, such as Proposal 3. Under Section 14A of the Exchange Act, stockholders must be given the opportunity to cast an advisory vote on whether future advisory votes on the compensation of our named executive officers will occur every year, every other year or every three years (or to abstain from such vote).

After careful consideration of each potential frequency level, the Board of Directors believes that submitting the nonbinding, advisory vote on the compensation of our named executive officers to stockholders every three years is appropriate for a number of reasons, including:

•

holding an advisory vote every three years will provide a meaningful period for investors to evaluate the effectiveness of our longer-term compensation strategies and related business outcomes as well as future changes to our compensation structure that may be implemented by the Board of Directors or the Compensation Committee. As discussed in the Compensation Discussion and Analysis below, a significant element of our executive compensation program consists of long-term incentives in the form of stock options and restricted stock units that vest over multiple years; and

•

holding an advisory vote every three years will provide the Board of Directors and the Compensation Committee sufficient time to evaluate the results of the most recent advisory vote, to discuss the implications of that vote with stockholders to the extent needed and to develop and implement any adjustments to our executive compensation program that may be appropriate in light of a past advisory vote on executive compensation. In this regard, because the advisory vote occurs after we have already implemented our executive compensation program for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Holding an advisory vote every three years would not preclude stockholders from the opportunity to express their views to our Board of Directors on a more frequent basis. Our practice of engaging in dialogue with our stockholders on company policies and practices remains in place, and we encourage stockholders to communicate with the Board of Directors pursuant to the process described above in the subsection entitled, “Procedures for Contacting Directors,” and with us in the manner provided on our Investor Relations website at http://www.novell.com/company/ir/.

The stockholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors. The final decision on the frequency of future nonbinding, advisory votes on the compensation of our named executive officers remains with the Board of Directors, which will take the result of this vote into consideration in making that determination.

Vote Required and Board of Directors’ Recommendation

The selection (every year, every other year, every three years) that receives a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be the frequency that has been selected by stockholders for the nonbinding, advisory vote on the compensation of our named executive officers. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Whether or not a majority of the shares present in person or represented by proxy and entitled to vote on this proposal vote in favor of any of the options available for this proposal, the final decision on the frequency of future nonbinding, advisory votes on the compensation of our named executive officers remains with the Board of Directors, which will take the result of this vote into consideration in making that determination.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED FUTURE NONBINDING, ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In fiscal 2009, the contraction of global economies impacted our ability to grow and expand our business and our focus was on improving profitability and containing costs to preserve long-term stockholder value. Fiscal 2010 began with a focus on growth and stockholder value. We adopted key goals of becoming a leader in the emerging category of intelligent workload management, retaining and acquiring customers by leveraging our partners, and meeting invoicing (reflecting future revenue) and operating margin targets. On March, 2, 2010, our Board of Directors received an unsolicited letter sent on behalf of Elliott Associates, L.P. and Elliott International, L.P. making a conditional and non-binding proposal to acquire Novell for $5.75 per share in cash. At a meeting on March 19, 2010, our Board of Directors, after a lengthy discussion, including with Novell’s legal and financial advisors, concluded that the proposal was inadequate and not in our, or our stockholders’, best interests. At that time our Board of Directors authorized commencing a process in which the initial focus would be on a sale of the entire company together with a thorough review of various alternatives to enhance stockholder value.

For the full year, Novell reported fiscal 2010 net revenue of $811.9 million compared to fiscal 2009 net revenue of $862.2 million representing a decrease of 6% compared to the prior year. The lower product revenue primarily resulted from weakness in our legacy products in the challenging economic market as well as, we believe, the uncertainty associated with the review of alternatives to enhance stockholder value. Despite lower revenue, we maintained our operating margins during fiscal 2010.

Shortly after the end of fiscal 2010, on November 21, 2010, we entered into the Merger Agreement with Attachmate and Merger Sub, which provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into us, with us continuing as the surviving corporation and a wholly-owned subsidiary of Attachmate. Pursuant to the terms of the Merger Agreement, at the time the merger is effective, each issued and outstanding share of our common stock, other than treasury shares, shares held by Attachmate, Merger Sub or any other direct or indirect wholly-owned subsidiary of Attachmate or us and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $6.10 in cash, without interest and less any applicable withholding taxes. Also on November 21, 2010, we entered into a Patent Purchase Agreement (the “Patent Purchase Agreement”) with CPTN, a consortium of technology companies organized by Microsoft Corporation, which provides that, upon the terms and subject to the conditions set forth in the Patent Purchase Agreement, we will sell to CPTN all of our right, title and interest in certain identified issued patents and patent applications for $450 million in cash.

As discussed further below, performance metrics under executive compensation programs for fiscal 2010 were set at the beginning of the year to align with our key focus areas. Notwithstanding the challenges presented by our Board of Directors’ authorized review and activities discussed above, executives remained centered on executing against the performance goals. Compensation paid was consistent with compensation program objectives and actual performance results.

Highlights of Fiscal 2010 Compensation

The overall objectives of Novell’s executive compensation program are to:

•	Ensure that executives’ interests are closely aligned with stockholders’ interests in the success of Novell;

•	Reward executives based on the achievement of short and long-term business objectives based on individual, business unit, and company performance; and

•	Provide competitive compensation opportunities that will attract, retain and motivate superior executive personnel.

Financial performance metrics under compensation plans emphasized revenue and invoicing (reflecting future revenue) as well as non-Generally Accepted Accounting Principles (“GAAP”) operating income (calculated as described below under Description of Performance Targets). Targets for these financial metrics were based on our business plan. The performance targets related to Novell’s Fiscal 2010 Annual Incentive Program for Executives (the “2010 Incentive Program”) reflected a decline from the previous year of 6% - 14% since the business plan anticipated a challenging economic market. Because of this decline, the Compensation Committee determined that it would not be appropriate to pay full bonus amounts for these decreased targets. Accordingly, the Compensation Committee decided that 100% achievement of the financial performance metrics would correspond to payment of only 72% of an executive’s target annual cash incentive (as described in more detail below). Significant over-achievement of the fiscal 2010 financial performance metrics was therefore required for an executive to attain 100% of his or her target annual cash incentive.

Executive compensation for the year aligns with intended objectives and reflects achieved results and contributions. Despite the uncertainty and speculation caused by the announcement of the review of various alternatives to enhance stockholder value, the team met this challenge accomplishing the key goals set at the beginning of the year. Executive compensation highlights for fiscal 2010 include:

•	Executive salaries and target annual cash incentive opportunities were not increased.

•	The total compensation of our CEO declined by 28% as compared to fiscal 2009 (as reported in the Summary Compensation Table below).

•	Our Board of Directors and Named Executive Officers were, and continue to be, subject to minimum stock ownership requirements, promoting retention of equity to enhance alignment with stockholders.

•

100% of the equity compensation issued to executives was linked to growth in the value of Novell’s stock. Specifically, 50% of the equity compensation issued relates to the value derived from the appreciation of stock underlying options and the other 50% relates to the achievement of stock price performance targets.

Fiscal 2011 Compensation Structure

Growth continues to be our focus for fiscal 2011 and the performance metrics under compensation plans remain consistent with fiscal 2010 performance metrics. The Merger Agreement generally restricts, subject to certain limited exceptions, including, without limitation, Attachmate’s prior written consent, our ability to take certain actions with respect to executive compensation during the interim period between the execution of the Merger Agreement and the consummation of the merger (or the date on which the Merger Agreement is earlier terminated). Therefore, there have been no changes to base salaries and annual cash incentive targets for the NEOs, and no equity awards have been granted to the NEOs for fiscal 2011.

Elements of Executive Compensation

Consistent with our peers, we provide a mix of cash compensation, short-term incentives, and long-term incentives. Performance compensation opportunity represents a substantial proportion of total compensation for our NEOs. In fiscal 2010, our NEOs were compensated through the following compensation elements, as described in greater detail in the table below:

•	base salary

•	short-term incentives (annual cash incentives)

•	long-term incentives (equity)

•	perquisites

•	savings and deferred compensation programs

•	health and welfare benefits

•	severance and change in control benefits

In addition, the Compensation Committee may grant discretionary awards to executive officers in recognition of exceptional contributions to the Company, but no such awards were granted in fiscal 2010.

Compensation Element	Design	Strategic Purpose	Pay Level Philosophy
Base Salary	• Salary is based on market data and the executive’s scope of responsibility and experience	• Provides competitive salaries and allows the Company flexibility to hire and retain key talent

•   Salary levels are generally compared with the 50th percentile of market data for purposes of determining a competitive level of compensation

•   Individual salaries compared to the market target may vary based on unique challenges associated with the business, expected contributions by the executive officer, and the need to attract and retain executive talent with the appropriate skills and experience

Short-Term Incentives (annual cash incentives)	• Each executive officer’s annual cash incentive opportunity is based on achieving corporate or functional-level financial goals plus his or her achievement of assigned qualitative objectives

•   Drives business results

•   Allows executives to share in Novell’s success

•   Provides a competitive total compensation package

•   Corresponds directly to corporate results, as approved by our Board of Directors, and aligns with corporate, function, and individual results (low results yields low or no payout)

• We generally set annual cash incentive targets above the 50th percentile of market data to support stretch goals and provide a competitive advantage for hiring key talent
Long-Term Incentives (equity)	• Stock options and restricted stock units (“RSUs”) are the equity vehicles used • For NEOs, at least 50% of all equity awarded is performance-based

•   Aligns NEOs’ interests with stockholders’ interest to create Company and stockholder value

•   Provides a competitive total compensation package and creates a strong incentive by providing a wealth creation opportunity

•   Emphasizes performance orientation because at least half of the awards are linked to performance goals

•   Using a blend of stock options and RSUs provides alignment with stockholders as well as retention leverage

•   As a guideline, we generally reference the 50th percentile of market data for long-term incentive awards for purposes of determining a competitive level of compensation

•   Consideration is also given to internal equity, retention needs, and the availability of shares

Compensation Element	Design	Strategic Purpose	Pay Level Philosophy
Perquisites	• Executive physical • Financial planning	• Provides additional attraction and retention leverage • Enables executives to enhance physical and financial health • Provides a competitive total compensation package	• Align with competitive practices
Savings and Deferred Compensation Programs	• NEOs participate at the same rate available to all eligible employees	• Part of a competitive package to attract and retain key talent • Provides a savings opportunity	• Align with competitive practices
Health and Welfare Benefits	• NEOs participate at the same rate and contribution levels available to all eligible employees	• Provides employees and eligible dependents with competitive health care coverage and protection against catastrophic illness or death	• Align with competitive practices
Severance and Change in Control Benefits	• Structure varies by executive level and type of termination	• Serves as a recruitment and retention vehicle • Provides economic transition due to no-fault termination • Ensures objectivity of executives in the event of a change in control	• Align with competitive practices

In setting compensation for executive officers, the Compensation Committee considers how base salary, short-term incentives, and long-term incentives contribute to the total compensation executives receive. The Compensation Committee also considers the value of the other compensation elements identified above and amounts executive officers may receive under various termination scenarios. While this information may not have a direct impact on individual base salary and short-term and longer-term incentive compensation decisions, the information may be used to confirm that an executive officer’s overall compensation package meets the desired objectives described above.

Description of Performance Targets

As used throughout this Compensation Discussion and Analysis, the following financial terms have the meanings set forth below:

Total product invoice is the amount invoiced to customers for software in the normal course of business stated at budgeted foreign currency exchange rates, defined as product invoice denominated in US dollars plus product invoice denominated in foreign currencies converted to US dollars at pre-determined budgeted foreign currency rates.

Non-GAAP operating income excludes stock-based compensation, acquisition-related intangible asset amortization, restructuring expense, litigation-related expenses or income, strategic alternatives review expense, and gains and losses on the sales of assets. Asset impairments may also be excluded based on an individual review and determination by the Compensation Committee.

Non-GAAP operating income stated at budgeted foreign currency exchange rates is non-GAAP operating income denominated in US dollars plus non-GAAP operating income denominated in foreign currencies converted to US dollars at pre-determined budgeted foreign currency rates.

Non-GAAP pre-incentive operating income is non-GAAP operating income stated at budgeted foreign currency exchange rates, less incentive expense.

Non-GAAP Product revenue is GAAP revenue associated with the sale of software, which includes licenses, maintenance and subscriptions, stated at budgeted foreign currency exchange rates, defined as product revenue denominated in US dollars plus product revenue denominated in foreign currencies converted to US dollars at pre-determined budgeted foreign currency rates.

Non-GAAP Total revenue is GAAP revenue stated at budgeted foreign currency exchange rates, defined as revenue denominated in US dollars plus product revenue denominated in foreign currencies converted to US dollars at pre-determined budgeted foreign currency rates.

Determination of Fiscal 2010 Compensation for the Named Executive Officers

The Compensation Committee determines the compensation paid to Novell’s executive officers, other than the Chief Executive Officer (the “CEO”). The Compensation Committee also recommends to the non-employee members of Novell’s Board of Directors the form and amount of the CEO’s compensation, which is then submitted to the non-employee members of our Board of Directors for consideration and approval. The process for establishing fiscal 2010 compensation for the NEO follows.

Market Data

In September 2009, the Compensation Committee, together with its independent compensation consultant, began its review of executive compensation for fiscal 2010. The role and responsibilities of the independent compensation consultant are described above in the Corporate Governance section of this proxy statement. The Compensation Committee reviews, among other things, an annual compensation survey that Radford Surveys + Consulting prepares (the “Radford Survey”). This survey provides competitive survey data and competitive practices in executive compensation. The data in the Radford Survey includes base salary, short-term and long-term incentive pay, and total direct compensation for executives of the following high technology companies that are comparable to Novell in annual revenue, industry segment and employment market conditions:

Company	LFY Revenue
($ millions)
Acxiom	1,099
Avid Technology	629
BMC Software	1,911
Cadence Design Systems	853
Citrix Systems	1,614
Compuware	892
Lawson Software	757
McAfee	1,927
Mentor Graphics	803
Red Hat	748
Sybase	1,171
Synopsys	1,360
Take Two Interactive Solutions	969
THQ	899
Verisign	1,031
VMWare	2,024

In the aggregate, we found that base salaries for the executive officers were ahead of the market 50th percentile, target annual cash incentive was slightly ahead of the 75th percentile of the market data, long term incentive values were between the 50th and 75th percentiles of the market data, and target total direct compensation (base salary, target annual cash incentive and actual long-term incentive) for the executive officers was at the 75th percentile of the market data. Where individual variations in competitive positioning exist, the Compensation Committee recognizes that this is due to the expected value of his or her contributions to the business, retention requirements, historical compensation practice, and the scope of responsibility relative to the market data.

Determining Target Direct Compensation Elements

We use market data as a guideline to identify competitive compensation levels to understand the competitive level of pay that attracts and retains key talent. In determining compensation for executive officers, market data serves as a reference point; however, several factors are considered in addition to market data, including:

•	unique challenges associated with managing the Company’s business and expected contributions by the executive officer;

•	skills and experience of the executive officer;

•	relative internal value of an executive officer’s responsibility;

•	scope of responsibilities relative to the competitive survey data;

•	historical compensation paid to the executive;

•	extent of deviation from target market amounts;

•	the risk of the executive officer being recruited by another company; and

•	the CEO’s recommendations for each executive (other than himself).

At the beginning of fiscal 2010, the Compensation Committee reviewed and approved the base salaries, the fiscal 2010 target annual cash incentive (expressed as a percentage of base salary), and long-term incentive awards for Novell’s executive officers, other than the CEO. They recommended to the non-employee members of Novell’s Board of Directors the CEO’s base salary, fiscal 2010 target annual cash incentive (expressed as a percentage of base salary), and long-term incentive awards.

Our Board of Directors’ review and approval of the CEO’s direct compensation elements included consideration of those items above in addition to the CEO’s self-assessment, the Compensation Committee’s recommendations and the individual assessments of the CEO’s performance made by each of the non-employee directors. The difference in the CEO’s direct compensation levels relative to Novell’s other executive officers is primarily a result of the consideration of market data that reflect the greater role and responsibilities of the CEO.

We believe that it is vital to retain executives possessing outstanding capabilities, deep industry experience, a strong commitment to our business and a drive to add value. The Compensation Committee focuses on performance balanced by an awareness of competitive practices and alternatives for management talent, as well as the conviction that discretion and judgment are required to address compensation issues appropriately and on a real-time basis.

Base Salary

The Compensation Committee maintained the same base salaries for the NEOs for fiscal 2010 as were applicable to fiscal 2009. This decision considered market review findings, level of salary relative to scope of responsibility and expected contributions, and the extent of retention leverage from incentives.

Short-Term Incentives (Fiscal 2010 Annual Incentive Program)

The independent members of our Board of Directors, with respect to the CEO, and the Compensation Committee, with respect to the other NEOs, maintained the same target annual cash incentive percentages for fiscal 2010 as were applicable to fiscal 2009. Considerations for this determination included the market review findings and a desire to maintain consistent competitive short-term incentive targets for each executive role. Therefore, fiscal 2010 target annual cash incentive percentages were:

•	125% of base salary for Mr. Hovsepian

•	100% of base salary for Mr. Russell.

•	75% of base salary for Mr. Dragoon.

•	70% of base salary for Ms. O’Keefe.

•	60% of base salary for Mr. Semel.

At the beginning of fiscal 2010, the Compensation Committee approved the 2010 Incentive Program, including the performance objectives for Novell’s executive officers other than the CEO. The independent members of our Board of Directors approved the CEO’s participation in the 2010 Incentive Program and his performance objectives.

In December 2010, the Compensation Committee reviewed and approved cash incentive payouts under the 2010 Incentive Program for all of the NEOs, other than the CEO. The Compensation Committee also recommended to the non-employee members of our Board of Directors the CEO’s annual cash incentive payout under the 2010 Incentive Program, which was approved by the independent members of our Board of Directors in December 2010.

Fiscal 2010 annual cash incentives for our executive officers were determined by the following formula:

Weighted Quantitative Objective	x	Qualitative Performance Factor	x	Target Incentive Percentage	x	Base Salary	=	Incentive Amount

Weighted Quantitative Performance Objectives Achievement. To determine the weighted quantitative performance objective element under the 2010 Incentive Program, the NEOs had three quantitative performance objectives based on the Company’s performance (each as defined above under Description of Performance Targets):

(i)	non-GAAP pre-incentive operating income;

(ii)	non-GAAP product revenue; and

(iii)	total product invoice for the company or for a business unit.

These objectives were selected to reflect the primary focus of the Company’s financial goals and assigned to each NEO to align with their role and expected contributions. If Novell achieves less than 80% of the non-GAAP pre-incentive operating income performance target, no credit was to be given for that performance category. If Novell achieves less than 95% of the non-GAAP product revenue or less than 95% of the total product invoice for the company or for a business unit, no credit was to be given for such performance category.

As described above, for fiscal 2010, achievement of 100% of the quantitative performance objectives would correspond to 72% of the target annual cash incentive. This adjustment reflects the fact that the targets for fiscal 2010 quantitative performance objectives are lower compared to fiscal 2009. As a result, significant over-achievement of the fiscal 2010 quantitative objectives would be required to attain 100% target annual cash incentive.

In fiscal 2010, Messrs. Hovsepian, Russell, Dragoon and Semel had the following quantitative performance objectives, corresponding weightings, actual results and the weighted achievement percentages:

		Actual Results			Weighted Quantitative Performance Objectives Achievement (%)
Quantitative Performance Objective	Performance Target ($000)	amount ($000)	% of Target	Weighting (%)
Non-GAAP pre-incentive operating income	116,727	168,021	144	50	94
Non-GAAP Product Revenue	707,700	716,937	101	25	28
Total Product Invoice	692,000	727,850	105	25	34

Total Weighted Achievement					156
Resulting Percent of Full Target Bonus Levels (adjusted to reflect target performance only paying 72% of target bonus levels)					112

Ms. O’Keefe’s quantitative performance objective includes total product invoice for Collaboration Solutions business unit rather than total product invoice for the Company due to her position and influence within the Collaboration Solutions business unit. In fiscal 2010, Ms. O’Keefe had the following quantitative performance objectives, corresponding weightings, actual results and the weighted achievement percentages:

		Actual Results			Weighted Quantitative Performance Objectives Achievement (%)
Quantitative Performance Objective	Performance Target ($000)	amount ($000)	% of Target	Weighting (%)
Non-GAAP pre-incentive operating income	116,727	168,021	144	50	94
Non-GAAP Product Revenue	707,700	716,937	101	25	28
Total Product Invoice for Collaboration Solutions business unit	252,000	261,177	104	25	31

Total Weighted Achievement					153
Resulting Percent of Full Target Bonus Levels (adjusted to reflect target performance only paying 72% of target bonus levels)					110

Qualitative Performance Factor.    Each of the NEOs was assigned individual qualitative performance objectives designed to drive Novell’s key initiatives for fiscal 2010, namely:

•	Performance: market growth;

•	Perception: increase pull and preference in the marketplace, convert “mind share” to “market share”, and establish Novell as a leader in the Intelligent Workload Management market;

•	Products: deliver key Intelligent Workload Management products in the fiscal 2010 portfolio;

•	Partners: deliver growth in key alliance routes; and

•	People: talent development.

At the end of fiscal 2010, the Compensation Committee reviewed the CEO’s assessment of the NEOs’ (other than the CEO’s) performance against the assigned qualitative performance objectives and the CEO’s recommended qualitative performance objective factor for each NEO. The non-employee members of our Board of Directors reviewed the CEO’s performance against his qualitative performance objectives and determined the CEO’s qualitative performance factor. The qualitative performance factor for the NEOs could range from 0 to 1.50 based on their performance.

For fiscal 2010, the qualitative performance factors received by the NEOs were based on the following:

•

Mr. Hovsepian’s qualitative performance factor was based on his achievement of assigned objectives including directing the Company through a challenging year of speculation following the Company’s announcement in March to conduct a thorough review of various alternatives to enhance stockholder value. During this time, Mr. Hovsepian aggressively and successfully focused the Company to continue to serve customers while delivering strong operating results: total product invoice at 105% of target, non-GAAP operating income at 144% of target and non-GAAP product revenue at 101% of target.

•

Mr. Russell’s qualitative performance factor was based on his role in continuing to successfully manage the Company’s financial health while supporting and playing a key role in the review of strategic alternatives to enhance stockholder value. His focus on fiscal discipline allowed Novell to maintain operating margins during fiscal 2010 despite lower revenue. In addition, Mr. Russell delivered a new CRM system allowing us to better understand and serve our customers and partners.

•

Mr. Semel’s qualitative performance factor was based on his strong performance throughout the Company’s review of strategic alternatives to enhance stockholder value. His contributions were above expectations as he provided key leadership during the entire strategic review along with providing legal advice, guidance and coordination and negotiating the complex definitive acquisition documents. In addition, Mr. Semel was instrumental in successfully concluding significant litigation matters for the Company; the trial between SCO Group and Novell as a primary example which concluded in our favor. Mr. Semel has also improved the Company’s overall compliance posture.

•

Mr. Dragoon’s qualitative performance factor was based on his work in establishing Novell as a leader in the intelligent workload management market and launching the WorkloadIQ mission brand. A third party brand tracking study shows 57% of IT executives consider Novell an “above average” provider of intelligent workload management solutions, ahead of our competitors. Mr. Dragoon also exceeded the target for marketing generated pipeline by 17% while beating the competition on awareness and purchase intent as measured by a third party survey.

•

Ms. O’Keefe’s qualitative performance factor was based on her outstanding leadership of the Collaboration Business Unit. Ms. O’Keefe instituted a strong and disciplined approach to investing in innovation and creating a visionary roadmap for Collaboration and OES products. This has been reflected in the reaction both internally and by various analysts and by exceeding her invoicing target by 4%. Ms. O’Keefe also attained high customer loyalty results for Services (Service Request satisfaction of 85% with the center and 91% with the field).

Fiscal 2010 Annual Cash Incentive Amounts.    As shown in the table below, each of the NEO’s annual cash incentive amounts was determined by multiplying their weighted quantitative performance objective (as adjusted based on the tables above), their qualitative performance factor, and their fiscal 2010 target cash incentive percentage by their base salary rate to determine the final annual cash incentive amount.

Named Executive Officer	Weighted Quantitative Performance Objective (%)	X	Qualitative Performance Factor(1)	X	Target Cash Incentive Percentage (%)	X	Base Salary Rate ($000s)	=	Final Cash Incentive Amount ($000s)
Ronald W. Hovsepian	112		1.00		125		925		1,300
Dana C. Russell	112		1.25		100		400		560
Scott Semel	112		1.50		60		325		328
John K. Dragoon	112		1.25		75		340		357
Colleen A. O’Keefe	110		1.25		70		350		337

(1)	Decimal amounts are rounded to the nearest hundredth.

The final cash incentive amounts paid to the NEOs are reflected in the Summary Compensation Table.

Long Term Incentives (Equity)

As reflected in the Grants of Plan-Based Awards table below, at the beginning of fiscal 2010, the Compensation Committee granted stock options and performance-based Restricted Stock Units (RSUs) to the NEOs, other than the CEO, and the independent members of our Board of Directors awarded stock options and performance-based RSUs to the CEO. In support of our focus on stockholder value along with consideration for competitive market practices, we used a combination of stock options and performance-based RSUs that require increases in stock price in order to vest. These awards vest as follows:

Stock Options

•	Stock options vest over a four-year period.

Performance-Based Restricted Stock Units

•

Performance-based RSUs vest in three equal installments where the last reported sales price of the Company’s common stock on NASDAQ for the immediately preceding 20 consecutive trading day period equals or exceeds $5.50, $7.00 and $8.50 respectively.

In fiscal 2010, the Company’s sales price of its common stock on NASDAQ achieved the target of $5.50 but did not achieve the $7.00 target or the $8.50 target. Accordingly, a third of the performance-based RSUs that were granted at the beginning of fiscal 2010 vested and two-thirds remain unvested.

Vesting of Prior Equity Awards

Performance-based options and performance-based RSUs granted in fiscal 2009, fiscal 2008 and fiscal 2007 vest over a four-year period based on the Company’s achievement of non-GAAP product revenue, non-GAAP total revenue and non-GAAP operating income targets. In fiscal 2010, Novell exceeded the specified non-GAAP product revenue target by more than 1% and achieved the specified non-GAAP total revenue target. Accordingly, 50% of the fiscal 2009 performance-based stock options vested and an additional 25% of the fiscal 2008 and fiscal 2007 performance-based stock options vested. Based upon fiscal 2010 performance, one tranche of the performance-based options granted in December 2007 and December 2008 expired unvested. In fiscal 2010, Novell exceeded the non-GAAP operating income target by more than 15%. Accordingly, the remaining 50% of the fiscal 2009 performance-based RSUs vested (performance-based RSUs from fiscal 2008 and 2007 had previously vested). The vesting of performance-based RSUs from fiscal 2007 and fiscal 2008 is reflected in the Option Exercises and Stock Vested table below, along with the time-vested portions.

Performance-based options and performance-based RSUs granted in fiscal 2008 through fiscal 2009 will be eligible to vest in future fiscal year periods based on the attainment of financial performance metrics, the form of which are set at the time of grant but the amounts of which are established at the beginning of each such fiscal year. The performance metrics are as follows:

•	for grants in fiscal 2008: non-GAAP total revenue (performance-based options); and

•	for grants in fiscal 2009: non-GAAP product revenue (performance-based options).

The likelihood that performance targets will be achieved is not known at the time of the grants of these awards because the targets are determined at the beginning of each of the applicable fiscal years.

For equity grants issued in fiscal 2007 through fiscal 2009, Messrs. Hovsepian, Russell, Semel, and Dragoon and Ms. O’Keefe had the following financial performance measures for vesting in fiscal 2010 and achieved the following results for vesting tranches applicable in fiscal 2010:

		Actual Results
Target Performance Measures	Performance Target ($ millions)	($ millions)	% of Target	Vesting Achieved?
Non-GAAP Total revenue(1)	787.7	804.2	102.1	Yes
Non-GAAP Product revenue(2)	707.7	716.9	101.3	Yes
Non-GAAP operating income(3)	90.7	128.7	141.9	Yes

(1)	granted in fiscal 2007 and fiscal 2008

(2)	granted in fiscal 2009

(3)	granted in fiscal 2009

The Merger Agreement generally restricts, subject to certain limited exceptions, including, without limitation, Attachmate’s prior written consent, our ability to issue shares of our common stock during the interim period between the execution of the Merger Agreement and the consummation of the merger (or the date on which the Merger Agreement is earlier terminated). Therefore, there have been no equity awards granted to the NEOs for fiscal 2011.

Equity Grant Practices

Under the Company’s current Equity Award Grant Policy (the “Grant Policy”), the Compensation Committee approves all equity awards granted to the NEOs, other than the CEO, at meetings of the Compensation Committee. Grants of equity awards to the CEO are made by the independent members of our Board of Directors acting as a group. The Grant Policy provides that no awards will be granted to the NEOs during the period commencing at the close of business two weeks before the end of any fiscal quarter and ending as of the close of business two trading days following the date of public disclosure by the Company of its financial results for the relevant fiscal period. All stock options are nonstatutory options and are granted at fair market value on the date of grant (which is defined as the closing price of Novell common stock on the trading day prior to the grant date).

Under the terms of the Company’s current equity incentive plan, if any of the Company’s financial statements are required to be restated as a result of errors, omissions or fraud, the Compensation Committee may direct the Company to recover from the NEOs all or a portion of the amount of the equity award that was granted or paid in relation to each fiscal year impacted by the restatements. The amount to be recovered is to equal the amount by which the equity award or payment exceeded the amount that would have been payable had the financial statements been filed initially as restated.

Perquisites and Executive Benefits

NEOs receive essentially the same benefits as other employees at Novell as well as the following:

•

Novell pays for and asks each NEO to undergo one annual physical examination each year. NEOs are in the position to significantly affect the success of the Company through their leadership and expertise, and it is important to Novell that its NEOs maintain their overall health.

•	Novell reimburses NEOs for certain financial planning expenses that may include tax preparation and estate planning.

Savings and Deferred Compensation Programs

All eligible employees, including NEOs, may participate in the Novell, Inc. 401(k) Retirement and Savings Plan (“401(k) Plan”) and the Novell, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows eligible employees to make contributions in amounts that exceed limitations imposed by U.S. tax law on participant contributions to the 401(k) Plan. NEOs may also participate in the Novell, Inc. Stock-Based Deferred Compensation Plan (“SBDC Plan”). The SBDC Plan provides a mechanism for NEOs to meet their stock ownership requirements through the deferral of compensation that invests in Novell stock. Deferrals under the SBDC Plan are matched at 25% of the deferral to encourage participation, and vest over a period of five to six years. Additional information on the SBDC Plan can be found below in the narrative following the Nonqualified Deferred Compensation table. Novell does not maintain any executive pension, supplemental or other retirement plans. The Merger Agreement generally restricts, subject to certain limited exceptions, including, without limitation, Attachmate’s prior written consent, our ability to issue shares of our common stock during the interim period between the execution of the Merger Agreement and the consummation of the merger (or the date on which the Merger Agreement is earlier terminated). Therefore, because participants attain the right to receive Novell common stock under the SBDC Plan, we have suspended participation effective January 1, 2011.

Severance and Change in Control Benefits

The NEOs are eligible for severance benefits under severance agreements with the Company. These benefits were structured based on prevailing market practices at the time of their execution and have been periodically reviewed by the Compensation Committee to ensure they continue to reflect common market practice. These agreements provide for severance benefits in connection with a change in control, and ensure that the NEOs are treated fairly in a situation where Novell equity may not continue to be publicly traded. Overall, the change in control provisions are designed to ensure that the NEOs evaluate potential acquisition situations impartially and in the best interests of the Company and its stockholders. The severance agreements are discussed in greater detail below under Severance Agreements.

Stock Ownership Requirements

Our Executive Stock Ownership Program requires (i) our Chief Executive Officer to own shares of our common stock having a value equal to three times his salary as of November 1, 2006, and (ii) the other NEOs to own shares of our common stock having a value equal to his or her salary as of his or her initial participation date. The NEOs do not have a deadline for achieving their ownership requirements, but may not sell their shares of Novell stock unless and until their ownership requirements are satisfied, with certain limited exceptions.

Qualifying Compensation

The Compensation Committee considers the potential impact of Section 162(m) of the Code, in determining compensation amounts and awards. Section 162(m) disallows a tax deduction for any amount of compensation paid to certain officers that exceeds $1,000,000 except to the extent that the amount is “performance-based” within the meaning of Section 162(m). The Compensation Committee’s goal is to preserve the deductibility of compensation to the extent possible, and the Novell, Inc. 2009 Omnibus Incentive Plan, approved by stockholders in 2009, is designed to expand the Committee’s ability to ensure compensation is deductible. The Compensation Committee, however, believes that its primary objective is to drive and reward the performance that is viewed to be in the best long-term interests of the Company and its stockholders. The Committee has determined that, based on the Company’s current and anticipated tax situation, disallowing compensation deductions will not have any material cash flow impact. The Company and the Compensation Committee will continue to review the impact of Section 162(m) going forward and will make design changes as deemed warranted.

Compensation Risk Assessment

An assessment of Novell’s compensation programs was conducted with the assistance of our independent compensation consultant to understand if any risks exist that are reasonably likely to have a material adverse effect on the company. The assessment consisted of a thorough review of Novell’s compensation, benefit and severance programs, including various plan documents, as well as additional business strategy and risk information. The programs review included incentive and equity plans, severance plans and benefits plans for executives and non-executive employees. Our risk assessment concluded that there are no programs, polices or practices that would be reasonably likely to have a material adverse effect on the company.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Novell, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Gary G. Greenfield, Chairperson

Dr. John W. Poduska, Sr.

Fred Corrado

2010 Summary Compensation Table

The table below shows, for fiscal 2010, fiscal 2009, and fiscal 2008, compensation earned by our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Ronald W. Hovsepian	2010	925,005	915,984	900,635	1,300,000	74,465	4,116,089
President and Chief	2009	925,036	1,687,493	1,723,030	1,280,000	119,179	5,734,738
Executive Officer	2008	912,214	1,968,748	1,866,384	2,000,000	137,014	6,884,360

Dana C. Russell	2010	400,001	610,655	600,422	560,000	33,480	2,204,558
Senior Vice President	2009	400,015	449,999	459,475	550,000	49,921	1,909,410
and Chief Financial Officer	2008	400,015	393,750	373,277	800,000	57,863	2,024,905

John K. Dragoon	2010	340,001	508,879	500,351	357,000	25,700	1,731,931
Senior Vice President	2009	341,321	365,614	377,259	360,000	58,160	1,502,354
and Chief Marketing Officer	2008	340,013	253,128	239,962	500,000	35,450	1,368,553

Colleen A. O’Keefe	2010	350,002	203,550	200,141	337,000	21,001	1,111,694
Senior Vice President	2009	350,013	281,245	287,171	324,000	36,233	1,278,662
and General Manager,
Collaboration Solutions and
Global Services

Scott N. Semel	2010	325,001	356,216	350,245	328,000	250	1,359,712
Senior Vice President,
General Counsel and Secretary

(1)	Includes any amount deferred at the election of the NEO pursuant to our 401(k) Plan, Deferred Compensation Plan, or SBDC Plan. The appearance of an increase in salary from fiscal 2008 to fiscal 2009 for Mr. Hovsepian is an artifact of timing. Mr. Hovsepian’s salary was established two months after the beginning of fiscal 2008. It remained at that level throughout fiscal 2008 and fiscal 2009 and was not increased for fiscal 2010.

(2)	Represents the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Amounts for fiscal years ended October 31, 2009 and 2008 have been recalculated to comply with new SEC requirements. For a discussion of assumptions made in the valuation of stock awards for the fiscal years ended October 31, 2010, 2009, and 2008, please refer to Part II, Item 8, Note U, “Stock-Based Compensation,” of the notes to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(3)	Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Amounts for fiscal years ended October 31, 2009 and 2008 have been recalculated to comply with new SEC requirements. For a discussion of assumptions made in the valuation of stock options for the fiscal years ended October 31, 2010, 2009, and 2008, please refer to Part II, Item 8, Note U, “Stock-Based Compensation,” of the notes to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(4)	Represents annual cash incentives for services rendered in fiscal 2010, fiscal 2009, and fiscal 2008, although paid after the end of the fiscal year, pursuant to the applicable annual cash incentive program. Includes any amount deferred at the election of the NEO pursuant to our 401(k) Plan, Deferred Compensation Plan, or SBDC Plan.

(5)	Reflects the following elements of compensation for fiscal 2010:

	401(k) Matching Contribution ($)	Deferred Compensation Plan Matching Contribution ($)	SBDC Plan Matching Contribution ($)	Financial Planning Services ($)	Total ($)
Ronald W. Hovsepian	—	71,185	—	3,280	74,465
Dana C. Russell	7,680	25,200	—	600	33,480
John K. Dragoon	6,800	14,400	4,500	—	25,700
Colleen A. O’Keefe	2,208	15,293	—	3,500	21,001
Scott N. Semel	250	—	—	—	250

2010 Grants of Plan-Based Awards

The following table shows grants made to the Named Executive Officers in fiscal 2010.

				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Possible Payouts Under Non-Equity Plan Awards								Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target ($000s)(1)	Maximum ($000s)(1)							Target (#)(2)	Maximum (#)
Ronald W. Hovsepian		1,156.3	2,312.5
	12/8/2009			281,954	(5)	281,954	(5)				915,984
	12/8/2009								576,923	3.99	900,635
Dana C Russell		400	800
	12/8/2009			187,969	(5)	187,969	(5)				610,655
	12/8/2009								384,615	3.99	600,422
John K. Dragoon		255	510
	12/8/2009			156,641	(5)	156,641	(5)				508,879
	12/8/2009								320,512	3.99	500,351
Colleen A. O’Keefe		245	490
	12/8/2009			62,656	(5)	62,656	(5)				203,550
	12/8/2009								128,205	3.99	200,141
Scott N. Semel		195	390
	12/8/2009			109,649	(5)	109,649	(5)				356,216
	12/8/2009								224,358	3.99	350,245

(1)	In fiscal 2010, each NEO had a target cash incentive plan award equal to his or her base salary rate multiplied by his or her target annual cash incentive percentage. No NEO could receive an annual cash incentive plan award greater than two times his or her target annual cash incentive award. There are no minimum payments for threshold performance under the plan.

(2)	Reflects performance-based RSUs that vest upon the Company’s achievement of certain stock price targets. There are no minimum payments for threshold performance under the plan.

(3)	All stock options are granted at fair market value on the date of grant (which is defined as the closing price of Novell common stock on the trading day prior to the grant date).

(4)	Represents the grant date fair value. For a discussion of assumptions made in the valuation of equity awards, please refer to Part II, Item 8, Note U, “Stock-Based Compensation,” of the notes to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(5)	33 1/3% of these RSUs vested on March 31, 2010 because the initial stock price target was met.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options, restricted stock awards and RSUs by our Named Executive Officers as of October 31, 2010. This table includes unexercised and unvested stock options, unvested restricted stock awards and RSUs, as well as stock options, restricted stock and RSUs with performance conditions that, as of October 31, 2010, had not yet been satisfied. The market value of the shares set forth under “Stock Awards” was determined by multiplying the number of unvested or unearned shares by the fair market value of our common stock on October 29, 2010, the last trading day of fiscal 2010.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald W. Hovsepian	6/2/2003	500,000				3.34	6/2/2011
	12/15/2003	75,000				9.42	12/15/2011
	12/15/2003	31,000				9.42	12/15/2011
	12/15/2003	31,000				9.42	12/15/2011
	12/13/2004	137,500				6.35	12/13/2012
	12/13/2004	68,750				6.35	12/13/2012
	12/13/2004	68,750				6.35	12/13/2012
	10/31/2005	150,000				7.57	10/31/2013
	12/12/2005	118,502				8.71	12/12/2013
	12/12/2005	29,626				8.71	12/12/2013
	12/20/2006	298,413	12,975			6.12	12/20/2014
	12/20/2006	77,847		155,694	(4)	6.12	12/20/2014
	12/20/2006							19,462	(5)	115,410
	12/18/2007	256,578	105,651			6.71	12/18/2015
	12/18/2007	113,196		339,590	(6)	6.71	12/18/2015
	12/18/2007							65,201	(7)	386,642
	12/16/2008	214,843	253,907			3.64	12/16/2016
	12/16/2008			585,937	(8)	3.64	12/16/2016
	12/16/2008							154,533	(9)	916,381
	12/16/2008										128,778	(10)	763,654
	12/8/2009		576,923			3.99	12/8/2017
	12/8/2009										187,970	(11)	1,114,662

Dana C. Russell	8/17/2001	10,000				4.68	8/17/2011
	8/17/2001	11,000				4.68	8/17/2011
	8/17/2001	25,000				4.68	8/17/2011
	8/17/2001	13,000				4.68	8/17/2011
	8/17/2001	13,000				4.68	8/17/2011
	9/10/2001	26,000				3.92	9/10/2011
	9/10/2001	6,000				3.94	9/10/2011
	3/30/2005	40,000				5.55	3/30/2013
	12/12/2006	44,034	1,915			6.08	12/12/2014
	12/12/2006	11,487		22,976	(4)	6.08	12/12/2014
	12/12/2006							2,872	(12)	17,031
	4/10/2007	23,673	3,382			7.45	4/10/2015
	4/10/2007	6,764		13,528	(4)	7.45	4/10/2015
	4/10/2007							846	(13)	5,017
	12/18/2007	51,315	21,131			6.71	12/18/2015
	12/18/2007	22,639		67,918	(6)	6.71	12/18/2015
	12/18/2007							13,040	(7)	77,327
	1/10/2008	13,000				10.68	1/7/2012
	12/16/2008	57,291	67,709			3.64	12/16/2016
	12/16/2008			156,250	(8)	3.64	12/16/2016
	12/16/2008							41,209	(9)	244,369
	12/16/2008										34,341	(10)	203,642
	12/8/2009		384,615			3.99	12/8/2017
	12/8/2009										125,313	(11)	743,106

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John K. Dragoon	10/13/2003	50,000				6.02	10/13/2011
	3/30/2005	60,000				5.55	3/30/2013
	12/12/2005	60,000				8.71	12/12/2013
	12/12/2006	48,974	2,130			6.08	12/12/2014
	12/12/2006	12,776		25,553	(4)	6.08	12/12/2014
	12/12/2006							3,194	(12)	18,940
	12/18/2007	32,988	13,584			6.71	12/18/2015
	12/18/2007	14,553		43,662	(6)	6.71	12/18/2015
	12/18/2007							8,383	(7)	49,711
	12/16/2008	35,807	42,318			3.64	12/16/2016
	12/16/2008			97,656	(8)	3.64	12/16/2016
	12/16/2008							25,755	(9)	152,727
	12/16/2008										21,463	(10)	127,276
	6/8/2009	6,905	13,813			4.12	6/8/2017
	6/8/2009			25,897	(8)	4.12	6/8/2017
	6/8/2009							6,826	(14)	40,478
	6/8/2009										5,689	(10)	33,736
	12/8/2009		320,512			3.99	12/8/2017
	12/8/2009										104,428	(11)	619,258

Colleen A. O’Keefe	12/4/2006	191,666	8,334			6.29	12/4/2014
	12/18/2007	35,415	14,583			6.71	12/18/2015
	12/18/2007	15,624		46,873	(6)	6.71	12/18/2015
	12/18/2007							9,000	(7)	53,370
	12/16/2008	35,807	42,318			3.64	12/16/2016
	12/16/2008			97,656	(8)	3.64	12/16/2016
	12/16/2008							25,755	(9)	152,727
	12/16/2008										21,463	(10)	127,276
	12/8/2009		128,205			3.99	12/8/2017
	12/8/2009										41,771	(11)	247,702

Scott N. Semel	9/15/2008	91,911	84,559			5.66	9/15/2016
	9/15/2008							21,201	(9)	125,722
	12/8/2009		224,358			3.99	12/8/2017
	12/8/2009										73,100	(11)	433,483

(1)	Unless otherwise indicated, the options vest at a rate of 25% on the first annual anniversary of the grant date and thereafter vest 2.083% on each monthly anniversary of the grant date, subject to the NEO’s continued employment with Novell.

(2)	Unless otherwise noted, 25% of the options will vest each fiscal year if we achieve targeted non-GAAP product revenue or non-GAAP total revenue. In any fiscal year in which we exceed the targeted non-GAAP total revenue by at least 10% or the non-GAAP product revenue by 1%, the following will occur: (a) an additional 25% of the options will vest if we did not achieve the target for the prior fiscal year (“look back vesting”); or (b) if look back vesting is not applicable, an additional 25% of the options will vest (“look forward vesting”). In no case can more than 100% of the original grant vest. The applicable vesting date for any fiscal year is the date on which the Chief Financial Officer certifies the non-GAAP product revenue or non-GAAP total revenue results following the filing of our Annual Report on Form 10-K. If targets are not met, the options will expire.

(3)

Unless otherwise noted, 25% of the RSUs will vest each fiscal year if we achieve targeted non-GAAP operating income. In any fiscal year in which we exceed the targeted non-GAAP operating income by at least 2% for shares granted in fiscal 2009 and by at least 15% for shares granted prior to fiscal 2009, the following will occur: (a) an additional 25% of the RSUs will vest if we did not achieve the targeted non-GAAP operating income for the prior fiscal year (“look back vesting”); or (b) if look back vesting is not applicable, an additional 25% of the RSUs will vest (“look forward vesting”). In no case can more than 100% of the original grant vest. The applicable vesting date for any fiscal year is the date on which the Chief Financial Officer certifies the non-GAAP operating income results following the filing of our Annual Report on Form 10-K. If targets are not met, the RSUs will expire.

(4)	25% of the option award vested on December 14, 2010. Look back vesting, as described in footnote (2) above, did not apply and hence the remaining 25% of the option award was cancelled as of December 14, 2010.

(5)	These RSUs vested on December 20, 2010.

(6)	25% of the option award vested on December 14, 2010. Look back vesting, as described in footnote (2) above, did not apply and hence 25% of the option award was cancelled as of December 14, 2010.

(7)	25% of the RSU award vested on each of the first three annual anniversaries of the grant date, and the remaining 25% vested in December 2010, subject to the NEO’s continued employment with Novell.

(8)	50% of these options vested on December 14, 2010. Look back vesting, as described in footnote (2) above, applied since we exceeded our non-GAAP product revenue target by at least 1%.

(9)	25% of the RSU award vested on each of the first two annual anniversaries of the grant date, and the remainder will vest equally on the next two annual anniversaries of the grant date, subject to the NEO’s continued employment with Novell.

(10)	These RSUs vested on December 14, 2010. Look forward vesting, as described in footnote (3) above, applied since we exceeded our non-GAAP operating income target by at least 15%.

(11)

33 1/3% of these RSUs vested on March 31, 2010 based upon our achievement of the first of three market price performance targets. The remaining 66  2/3% will vest equally upon the attainment of the remaining two market price performance targets.

(12)	These RSUs vested on December 12, 2010.

(13)	25% of the RSU award vested on the first annual anniversary of the grant date and thereafter vests 2.083% on each monthly anniversary of the grant date, subject to the NEO’s continued employment with Novell.

(14)	25% of the RSU award vested on the first annual anniversary of the grant date and the remainder will vest equally on the next three annual anniversaries of the grant date, subject to the NEO’s continued employment with Novell.

2010 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired and the value realized by each of the Named Executive Officers upon vesting of stock options, restricted stock awards and RSUs during fiscal 2010.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Ronald W. Hovsepian	—	—	407,835	(2)	1,834,624	(2)
Dana C. Russell	—	—	138,116	(3)	677,366	(3)
John K. Dragoon	—	—	108,089	(4)	538,112	(4)
Colleen A. O’Keefe	—	—	100,016	(5)	444,368	(5)
Scott N. Semel	—	—	47,150	(6)	272,494	(6)

(1)	Value realized on vesting is based on fair market value, which we define as the closing price of the common stock on the trading day prior to the vesting date, and does not necessarily reflect the cash proceeds actually received by the NEO.

(2)	Includes 155,724 shares withheld from Mr. Hovsepian to satisfy taxes at a value of $689,650. Mr. Hovsepian has not sold any of the remaining shares he acquired upon vesting.

(3)	Includes 43,328 shares withheld from Mr. Russell to satisfy taxes at a value of $212,255. Mr. Russell has not sold any of the remaining shares he acquired upon vesting.

(4)	Includes 34,576 shares withheld from Mr. Dragoon to satisfy taxes at a value of $172,350. Mr. Dragoon has not sold any of the remaining shares he acquired upon vesting.

(5)	Includes 31,970 shares withheld from Ms. O’Keefe to satisfy taxes at a value of $142,337. Ms. O’Keefe has not sold any of the remaining shares she acquired upon vesting.

(6)	Includes 14,980 shares withheld from Mr. Semel to satisfy taxes at a value of $86,574. Mr. Semel has not sold any of the remaining shares he acquired upon vesting.

2010 Nonqualified Deferred Compensation

Name	Executive Contribution in Last Fiscal Year ($)	Registrant Contribution in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Ronald W. Hovsepian
Novell, Inc. Deferred Compensation Plan	78,950	71,185	125,485	921,974
Stock-Based Deferred Compensation Plan	—	—	19,860	64,005

Dana C. Russell
Novell, Inc. Deferred Compensation Plan	38,000	25,200	43,200	382,067
Stock-Based Deferred Compensation Plan	—	—	—	—

John K. Dragoon
Novell, Inc. Deferred Compensation Plan	51,300	14,400	54,501	350,630
Stock-Based Deferred Compensation Plan	18,000	4,500	35,974	123,553

Colleen A. O’Keefe
Novell, Inc. Deferred Compensation Plan	35,900	15,293	20,503	205,146
Stock-Based Deferred Compensation Plan	—	—	—	—

Scott N. Semel
Novell, Inc. Deferred Compensation Plan	—	—	—	—
Stock-Based Deferred Compensation Plan	—	—	—	—

(1)	Company contributions to the Deferred Compensation Plan and the Stock-Based Deferred Compensation Plan are reported in the “All Other Compensation” column of the Summary Compensation Table. The following Company contributions to the Deferred Compensation Plan for the following NEOs are reported in the Summary Compensation Table: Mr. Hovsepian: $71,185; Mr. Russell: $25,200; Mr. Dragoon: $14,400; Ms. O’Keefe: $15,293. The following Company contribution to the Stock-Based Deferred Compensation Plan was reported in the Summary Compensation Table: Mr. Dragoon: $4,500.

(2)	Fiscal 2009: The following Company contributions to the Deferred Compensation Plan for the following NEOs were reported in the Summary Compensation Table: Mr. Hovsepian: $101,678; Mr. Russell: $40,001; Mr. Dragoon: $20,000; Ms. O’Keefe: $22,500. The following Company contribution to the Stock-Based Deferred Compensation Plan was reported in the Summary Compensation Table: Mr. Dragoon: $6,250. The following amounts were reported as executive contributions to the Deferred Compensation Plan or as executive contributions to the Stock-Based Deferred Compensation Plan in the Nonqualified Deferred Compensation table: Mr. Hovsepian: $107,751 (Deferred Compensation Plan); Mr. Russell: $48,001 (Deferred Compensation Plan); Mr. Dragoon: $71,250 (Deferred Compensation Plan) and $25,000 (Stock-Based Deferred Compensation Plan); Ms. O’Keefe: $61,001 (Deferred Compensation Plan).

Fiscal 2008:    The following Company contributions to the Deferred Compensation Plan for the following NEOs were reported in the Summary Compensation Table: Mr. Hovsepian: $112,244; Mr. Russell: $40,001; Mr. Dragoon: $20,000. The following Company contribution to the Stock-Based Deferred Compensation Plan was reported in the Summary Compensation Table: Mr. Dragoon: $6,250. The following amounts were reported as executive contributions to the Deferred Compensation Plan or as executive contributions to the Stock-Based Deferred Compensation Plan in the Nonqualified Deferred Compensation table: Mr. Hovsepian: $117,366 (Deferred Compensation Plan); Mr. Russell: $48,001 (Deferred Compensation Plan); Mr. Dragoon: $57,000 (Deferred Compensation Plan) and $25,000 (Stock-Based Deferred Compensation Plan).

Fiscal 2007:    The following Company contributions to the Deferred Compensation Plan for the following NEOs were reported in the Summary Compensation Table: Mr. Hovsepian: $18,687; Mr. Russell: $12,961. The following Company contribution to the Stock-Based Deferred Compensation Plan was reported in the Summary Compensation Table: Mr. Hovsepian: $687. The following amounts were reported as executive contributions to the Deferred Compensation Plan in the Nonqualified Deferred Compensation Table: Mr. Hovsepian: $27,419; Mr. Russell: $20,961.

The Deferred Compensation Plan allows eligible employees to make contributions in amounts that exceed the limitation in the 401(k) Plan. We make a matching contribution equal to 100% of the first 4% of each participant’s eligible compensation deferred under the Deferred Compensation Plan, which is reduced by any matching contribution allocated to a participant’s matching contribution under the 401(k) Plan in a plan year. Effective January 1, 2010, in the event of a suspension of matching contributions under the 401(k) Plan, the matching benefit received by participants under the Deferred Compensation Plan is reduced by the maximum amount of the matching contribution of the 401(k) Plan that could have been made to the participant absent the suspension. Earnings on contributions are calculated in the same manner that earnings are calculated under our 401(k) Plan. The SBDC Plan provides a mechanism for senior executives to meet stock ownership requirements. Under the SBDC Plan, we make a matching contribution, which cannot exceed 25% of the total amount of compensation deferred under the SBDC Plan in a plan year. Under the Deferred Compensation Plan and the SBDC Plan, participants are permitted to defer up to 75% of base salary and 75% of annual cash incentives earned in a calendar year. As indicated above, the Merger Agreement generally restricts, subject to certain limited exceptions, including, without limitation, Attachmate’s prior written consent, our ability to issue shares of our common stock during the interim period between the execution of the Merger Agreement and the consummation of the merger (or the date on which the Merger Agreement is earlier terminated). Therefore, because participants attain the right to receive Novell common stock under the SBDC Plan, we have suspended participation effective January  1, 2011.

Severance Agreements

Each of Messrs. Hovsepian, Russell, Semel and Dragoon and Ms. O’Keefe, is a party to a severance agreement with us. The severance agreements do not provide severance benefits in the event of their termination due to disability, death, or cause. Under their severance agreements, the NEOs are entitled to receive severance benefits upon their involuntary termination prior to a change in control and upon a change in control, which are reflected in the tables below. The tables below provide information as required by the SEC and do not reflect the transaction described above with Attachmate.

Generally, a change in control occurs under the severance agreements: (i) upon the acquisition by an individual, entity or group of 30% or more of the combined voting power of our then outstanding common stock; (ii) if a majority of our Board of Directors is replaced without the approval of at least two-thirds of the incumbent directors; or (iii) upon the consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction of the Company.

Under the terms of the severance agreements, “involuntary termination prior to a change in control” means termination of employment unrelated to a change in control for any reason other than cause, the NEO’s death or disability. “Involuntary termination prior to a change in control” also includes constructive termination prior to a change in control. Generally, in this context, “cause” means a determination by management, with the advice of counsel, that the NEO has committed any of the following acts: (i) willful or deliberate violations of the NEO’s obligations; (ii) willful misconduct that is injurious to the Company or any subsidiary; (iii) a felony, an act of fraud against or the misappropriation of property belonging to the Company or any subsidiary; (iv) a material breach of terms of any confidentiality or proprietary information agreement between the NEO and the Company; or (v) a material violation of Novell’s COBE or Employee Conduct and Standards Policy. Generally, “constructive termination prior to a change in control” means: (a) a substantial reduction in the NEO’s duties, authority or responsibilities; (b) a greater than 20% reduction of the NEO’s base pay; or (c) the failure of the Company to obtain an assumption of the severance agreement by any successors.

Under the terms of the severance agreements, “involuntary termination associated with a change in control” means termination of the NEO’s employment related to a change in control by the Company for any reason other than cause, the NEO’s death or disability, or on account of a constructive termination associated with a change in control. Generally, in this context “cause” means a determination that: (i) the NEO has been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any subsidiary; or (ii) the NEO has committed intentional wrongful disclosure of secret processes or confidential information of the Company or any subsidiary and any such act has been demonstrably and materially harmful to the Company. Generally, “constructive termination associated with a change in control” means the termination by the NEO of his or her employment with the Company as a result of one of the following events: (a) the NEO’s failure to be retained in office; (b) an adverse change in the NEO’s powers, compensation and/or benefits; (c) an adverse change in the nature and/or scope of the NEO’s business responsibilities; (d) a liquidation or reorganization of the Company; (e) a significant change in the NEO’s principal location of work; or (f) any material breach by the Company of the severance agreement. In connection with the execution of the Merger Agreement, the Company will have the ability to amend the definition of a “constructive termination associated with a change in control” in each of the severance agreements to clarify that upon the completion of the merger with Attachmate, each of the NEOs will be entitled to terminate his or her employment and have such termination treated as a “constructive termination associated with a change in control.” Accordingly, in the event that any of the NEOs terminates his or her employment following completion of the merger, he or she will be entitled to the severance payments and benefits described below.

Summary of Benefits

In the event of an involuntary termination prior to a change in control, the NEOs will receive the following benefits: (i) 150% of base salary, payable in installments; (ii) incentive pay, prorated to the termination date and payable in installments; (iii) an amount not to exceed 20% of base salary for outplacement services; (iv) reimbursement for up to 12 months of continued health and dental coverage; and (v) all earned but unpaid wages and benefits. In addition, the portion of such NEO’s stock options, restricted stock and restricted stock units, if any, which would have vested and become exercisable within the one-year period after the executive’s termination date will become vested upon such person’s termination date. Such options, plus any other unexercised options, shall remain exercisable for the longer of six months after termination or the original term of the option (but in no event beyond the expiration of the option’s original term). In addition, the NEO’s options, restricted stock, and restricted stock units subject to performance vesting criteria will remain eligible to earn additional vesting during the one-year period commencing on the termination date, based on attainment of relevant performance criteria. If, and to the extent, those criteria are attained during that one-year period, the options and restricted stock units will vest, and/or the restrictions on restricted stock will lapse (as applicable); if the performance criteria are not met during that period, no further vesting or lapse of restrictions will occur.

In the event that an involuntary termination associated with a change in control occurs within two years after the change in control or occurs (A) not more than six months prior to a change in control or (B) following the commencement of any discussion with a third person that ultimately results in a change in control (provided that in both circumstances the change in control is consummated within 12 months following the executive’s termination date), the NEOs will receive a lump sum payment equal to: (i) 200% of base salary and 200% of incentive pay; (ii) incentive pay, prorated to the termination date; (iii) 20% of base salary for outplacement services; (iv) the amount that the executive would have received under the Company’s 401(k) plan as a Company match for the 24-month period after the executive’s termination date; and (v) all earned but unpaid wages and benefits. In addition, the executive will be reimbursed for up to 24 months of continued health and dental coverage. If eligible for change in control benefits, the executive generally has the right to reimbursement from the Company of attorney’s fees and expenses, in the event that the executive is required to enforce his/her rights to benefits pursuant to the agreement.

The severance agreement for Mr. Hovsepian provides that his unvested equity awards will become fully vested and/or exercisable on the date on which a change in control occurs, and his unexercised options will remain exercisable for the longer of 24 months after termination of employment or the original term of the option (but in no event beyond the expiration of the option’s original term).

The severance agreements for Messrs. Russell, Semel and Dragoon and Ms. O’Keefe provide that the executive’s unvested equity awards will become fully vested and/or exercisable if the acquiror or successor corporation fails to provide the executive with comparable replacement grants for unvested equity. Each NEO’s unvested equity awards also become fully vested and/or exercisable upon involuntary termination associated with a change in control. In addition, the executive’s unexercised options will remain exercisable for the longer of 24 months after termination of employment or the original term of the option (but in no event beyond the expiration of the option’s original term).

In addition, the NEOs are eligible to receive a gross-up payment to cover any federal excise taxes owed by the executive on any change in control-related severance payments and benefits if the net after-tax benefit to the executive of receiving the gross-up payment exceeds the maximum dollar amount that may be paid under Code Section 280G without imposition of an excise tax under Code Section 4999 by more than ten percent. The gross-up payment would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the gross-up.

For purposes of calculating the severance payment amounts, “base salary” is defined as the greater of (i) the executive’s annual base salary rate as in effect immediately preceding the executive’s termination date, or (ii) the executive’s highest annual base salary rate as in effect in any of the three (3) full calendar years preceding the executive’s termination date, and “incentive pay” is defined as the greater of (i) the executive’s maximum target annual cash incentive for which the executive was eligible during the period that includes the termination date, or (ii) the highest aggregate annual cash incentive payment to the executive during any of the three (3) full calendar years prior to the executive’s termination date.

The severance agreements also contain release, confidentiality, non-competition and non-solicitation provisions.

Mr. Hovsepian

The severance agreement for Mr. Hovsepian also provides that he may elect to receive the following separation benefits if he provides notice of resignation and resigns voluntarily within one year after the date he is no longer the Chief Executive Officer of the Company: (i) 150% of base salary; (ii) incentive pay, prorated to the termination date; and (iii) 12 months of continued health and dental coverage. Half of the cash benefits will be paid in a lump sum in the seventh month following his termination date and the remaining balance will be paid in monthly installments following the month in which the lump sum is paid. In addition, any unvested stock options, restricted stock and restricted stock units that are subject to time-based vesting criteria will vest and/or become exercisable, and any options that vest plus any other unexercised options will remain exercisable until the latest of December 31 of the year of termination, the 15th day of the third month following his termination, or the original term of the option (but in no event beyond the expiration of the option’s original term). Any outstanding options, restricted stock and restricted stock units that are subject to performance vesting criteria will continue in effect, subject to the terms and conditions set forth in the relevant grant agreement. If Mr. Hovsepian elects to receive the separation benefits, he will be deemed to waive any right to the severance benefits under the severance agreement and he will not be subject to the covenant not to compete.

Estimated Potential Payments Upon Involuntary Termination Prior to a Change in Control (As of October 31, 2010)

Name	Cash Payment ($)(1)	Health and Dental Coverage ($)(2)	Stock Option Vesting ($)(3)	Restricted Stock Vesting ($)(3)	Restricted Stock Units Vesting ($)(3)	Total ($)(4)
Ronald W. Hovsepian	3,838,881	24,146	1,452,238	—	1,377,836	6,693,101
Dana C. Russell	1,486,447	24,146	592,456	—	345,802	2,448,851
John K. Dragoon	1,082,817	24,146	474,343	—	269,203	1,850,509
Colleen A. O’Keefe	999,536	24,146	270,538	—	204,865	1,499,085
Scott Semel	846,412	24,146	211,403	—	62,861	1,144,822

(1)	Amounts include 150% of the NEO’s base salary, prorated incentive pay, and an amount equal to 20% of base salary for outplacement services.

(2)	Amounts reflect the value of continued health and dental coverage for 12 months.

(3)	Amounts reflect the value of accelerated vesting, calculated as the difference between the closing market price of the Company’s stock as of October 31, 2010 and the exercise or purchase price of stock options and other equity awards.

(4)	All cash payments will be provided after a period of six months following the termination event, in order to accommodate requirements under Section 409A of the Code.

Estimated Potential Cash Payments Upon Involuntary Termination Associated with a Change in Control (As of October 31, 2010)

Name	Lump Sum Cash Payment ($)(1)	Health and Dental Coverage ($)(2)	401(k) Matching Contributions ($)(3)	Estimated Tax Gross-Up ($)(4)	Total Cash Payments ($)(5)
Ronald W. Hovsepian	8,180,335	48,291	19,915	—	8,248,541
Dana C. Russell	3,332,731	48,291	19,915	1,434,759	4,835,696
John K. Dragoon	2,284,141	48,291	19,915	1,055,286	3,407,633
Colleen A. O’Keefe	2,001,672	48,291	19,915	—	2,069,878
Scott Semel	1,610,483	48,291	19,915	729,992	2,408,681

(1)	Amounts include 200% of the NEO’s base salary and 200% of incentive pay, prorated incentive pay, and an amount equal to 20% of base salary for outplacement services. As described in footnote (4) below, Mr. Hovsepian’s Lump Sum Cash Payment has been reduced such that he would not be subject to the excise tax under Section 280G of the Code. The total cutback amount is $745,897.

(2)	Amounts reflect the value of continued health and dental coverage for 24 months.

(3)	Amounts reflect the total amount that the NEO would receive under the Company’s 401(k) Plan as a Company match if the executive was eligible to participate in the Company’s 401(k) Plan for the 24-month period after the executive’s termination date and the executive contributed the maximum amount to the 401(k) Plan.

(4)

Only Messrs. Russell, Dragoon and Semel would be subject to the excise tax and eligible for a gross-up payment. The gross-up payment covers the cash severance payments and the value of accelerated vesting of equity awards, described below. For purposes of calculating the gross-up payments, the value of accelerated vesting of equity awards was determined in accordance with Section 280G of the Code. The total parachute value associated with Mr. Hovsepian’s payments exceeds his Safe Harbor Threshold by less than 110%, so his payments would be cut back such that he would not be subject to the excise tax. As described above, the total amount required to be cut back is $745,897.

(5)	All cash payments will be provided after a period of six months following the termination event, in order to accommodate requirements under Section 409A of the Code.

Estimated Value of Accelerated Vesting of Equity Awards Upon Change in Control and Involuntary Termination Associated with a Change in Control (As of October 31, 2010)

In addition to the cash severance payments described above, the severance agreements provide for accelerated vesting of outstanding equity awards. The severance agreement for Mr. Hovsepian provides that the executive’s unvested equity awards will become fully vested and/or exercisable on the date on which a change in control occurs. The severance agreements for Messrs. Russell, Semel and Dragoon and Ms. O’Keefe provide that their unvested equity awards will become fully vested and/or exercisable if the acquiror or successor corporation fails to provide comparable replacement grants for unvested equity. Messrs. Russell, Semel and Dragoon and Ms. O’Keefe’s unvested equity awards also become fully vested and/or exercisable upon involuntary termination associated with a change in control.

Name	Stock Option Vesting ($)(1)	Restricted Stock Vesting ($)(1)	Restricted Stock Units Vesting ($)(1)	Total ($)
Ronald W. Hovsepian	3,042,472	—	3,302,305	6,344,777
Dana C. Russell	1,259,018	—	1,294,197	2,553,215
John K. Dragoon	990,770	—	1,045,211	2,035,981
Colleen A. O’Keefe	569,257	—	582,305	1,151,562
Scott Semel	458,085	—	561,368	1,019,453

(1)	Amounts reflect the value of accelerated vesting, calculated as the difference between the closing market price of the Company’s stock as of October 31, 2010 and the exercise or purchase price of stock options and other equity awards.

2010 Director Compensation

The following table provides information regarding the compensation earned by the non-employee members of our Board of Directors in fiscal 2010. Directors who are employees of the Company receive no compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)(5)		Total ($)
Albert Aiello	113,000	86,995	42,604			242,599
Fred Corrado	124,500	86,995	42,604			254,099
Richard L. Crandall	268,500	86,995	42,604			398,099
Gary G. Greenfield	116,500	86,995	42,604			246,099
Judith H. Hamilton	99,500	86,995	42,604			229,099
Patrick S. Jones	114,000	86,995	42,604			243,599
Claudine B. Malone(6)	41,500	—	—			41,500
Richard L. Nolan	102,500	86,995	42,604			232,099
Thomas G. Plaskett(6)	43,000	—	—			43,000
Dr. John W. Poduska, Sr.	113,500	86,995	42,604	12,497	(5)	255,596
Kathy Brittain White(6)	47,500	—	—			47,500

(1)	Includes any amount deferred, at the election of the directors, through the purchase of common stock equivalents (“CSEs”), as described in the narrative below. Our Board of Directors awarded Richard L. Crandall, the Chairman of the Board of Directors, two $50,000 payments in recognition of his increased work effort, time commitment and contributions in connection with the proposed merger with Attachmate.

(2)	Represents the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of these stock awards, please refer to Part II, Item 8, Note U, “Stock-Based Compensation,” of the notes to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010. As of the end of fiscal 2010:

•	Mr. Aiello had 25,953 stock awards outstanding, 25,953 of which were unvested.

•	Mr. Corrado had 25,953 stock awards outstanding, 25,953 of which were unvested.

•	Mr. Crandall had 25,953 stock awards outstanding, 25,953 of which were unvested.

•	Mr. Greenfield had 25,953 stock awards outstanding, 25,953 of which were unvested.

•	Ms. Hamilton had 25,953 stock awards outstanding, 25,953 of which were unvested.

•	Mr. Jones had 25,953 stock awards outstanding, 25,953 of which were unvested.

•	Mr. Nolan had 25,953 stock awards outstanding, 25,953 of which were unvested.

•	Dr. Poduska had 25,953 stock awards outstanding, 25,953 of which were unvested.

(3)	Represents the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of these stock option awards, please refer to Part II, Item 8, Note U, “Stock-Based Compensation,” of the notes to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010. As of the end of fiscal 2010:

•	Mr. Aiello had 243,760 option awards outstanding, 31,187 of which were unvested.

•	Mr. Corrado had 243,760 option awards outstanding, 31,187 of which were unvested.

•	Mr. Crandall had 193,760 option awards outstanding, 31,187 of which were unvested.

•	Mr. Greenfield had 93,760 option awards outstanding, 56,187 of which were unvested.

•	Ms. Hamilton had 93,760 option awards outstanding, 56,187 of which were unvested.

•	Mr. Jones had 143,760 option awards outstanding, 43,687 of which were unvested.

•	Ms. Malone had 117,646 option awards outstanding, all of which were vested.

•	Mr. Nolan had 293,760 option awards outstanding, 31,187 of which were unvested.

•	Dr. Poduska had 308,760 option awards outstanding, 31,187 of which were unvested.

(4)	See narrative below for a description of the Directors’ Charitable Award Program.

(5)	Includes the 25% Match of deferred amounts, as described in the narrative below.

(6)	Ms. Malone retired from our Board of Directors effective as of the date of the 2010 Annual Meeting of Stockholders. Mr. Plaskett and Ms. White held office until the date of the 2010 Annual Meeting and did not seek re-election.

The primary goal of our director compensation program is to support the achievement of our performance objectives and to attract and retain highly qualified directors. Compensation of our non-employee directors is as follows:

•	the annual board retainer for the Chairman of the Board of Directors is $125,000;

•	the annual board retainer for all other members of our Board of Directors is $50,000;

•	the annual retainer for service as chairperson of the Audit Committee is $20,000;

•	the annual retainer for service as chairperson of all other committees of our Board of Directors is $10,000;

•	fee for attendance at each meeting of our Board of Directors is $1,500;

•	fee for attendance at each committee meeting of our Board of Directors is $1,500; and

•	equity awards as described below.

Our non-employee directors are reimbursed for their expenses incurred in attending meetings of our Board of Directors and its committees.

In fiscal 2010, non-employee directors were permitted to elect to have all or a portion of their annual board retainer deferred through the purchase of CSEs and to designate a date in the future on which such CSEs will be paid out in shares of our common stock. If a non-employee director did not designate a pay-out date, such director’s CSEs will be paid out at the time of his or her resignation from our Board of Directors. Subject to the vesting provisions described below, the annual board retainer paid to any non-employee director who elected to defer all or a portion of his or her annual board retainer was increased by an amount (such amount to be referred to as the “Match”) equal to 25% of the amount of the deferred retainer, provided that the Match was used solely to purchase additional CSEs. The CSEs purchased with the Match were credited to a separate bookkeeping account from the CSEs purchased with the deferred retainer. In the event that any non-employee director ceases to serve as a member of our Board of Directors prior to the third anniversary of the date on which CSEs were purchased with a Match, all CSEs purchased with such Match will be forfeited and such director will no longer have any rights with respect to such Match or such CSEs.

In June 2010, each non-employee director received an annual equity award with a target value of $130,000 that was comprised of stock options with a grant date fair value of $43,000 and restricted stock or restricted stock units with a grant date fair value of $87,000 (the “Annual Equity Award”). The stock options, restricted stock and restricted stock units comprising the Annual Equity Award vest upon the earlier to occur of (i) the first anniversary of the grant date; or (ii) the business day prior to the date of the next annual meeting of stockholders following the grant date. In addition, (a) upon the retirement of a non-employee director, the vesting of all unvested stock options, restricted stock and restricted stock units will accelerate, and vested stock options will remain exercisable for twelve months following retirement; (b) upon the disability of a non-employee director, there will be no acceleration of unvested stock options, restricted stock and/or restricted stock units, but vested stock options will remain exercisable for twelve months following a disability; and (c) upon the death of a non-employee director, there will be an accelerated vesting of those stock options, restricted stock and restricted stock units that would have vested within twelve months following such death had the non-employee director not died and remained a non-employee director, and vested stock options will remain exercisable for twelve months following the death of a non-employee director. New non-employee directors receive a one-time grant of 50,000 stock options that vest in equal portions on the first two anniversaries of the date of grant.

In December 2009, the Company established the 2009 Directors Deferral Plan (the “Directors Plan”), a sub-plan of the 2009 Omnibus Incentive Plan. Beginning in December 2009, pursuant to the terms of the Directors Plan, non-employee directors were permitted to defer their annual board retainers payable in the following calendar year through the purchase of CSEs and their receipt of the shares underlying the restricted stock units portion of the Annual Equity Award awarded in the following calendar year. Under the Directors Plan, the CSEs purchased with annual board retainers and the shares payable upon the vesting of restricted stock units will be paid out on the earliest to occur of (a) a change of control, (b) termination of a non-employee director’s service with the Company, or (c) if elected, a designated payout date prior to such non-employee director’s termination of service (the “Deferral Payment Date”). Non-employee directors who defer their annual board retainers will receive a Match, which will be used solely to purchase additional CSEs. Unlike the CSEs purchased with a non-employee director’s annual board retainer, which are 100% vested at all times, the CSEs purchased with the Match become 100% vested on the earliest to occur of (i) the third anniversary of the last date CSEs are purchased with the Match in the relevant calendar year, (ii) a change of control, (iii) the non-employee director’s retirement, or (iv) the non-employee director’s death. The vested CSEs purchased with the Match are paid to the non-employee director on the earliest to occur of (a) his or her termination of service with the Company, (b) a change of control, or (c) the later to occur of the Deferral Payment Date or the date on which such CSEs vest. The Company will maintain separate bookkeeping accounts for the CSEs purchased with the deferred retainer, the CSEs purchased with the Match and the deferred restricted stock units. If the Company pays dividends, non-employee directors will receive dividend equivalents on the portion of their deferral accounts that is vested on the dividend record date. Non-employee director deferral elections made prior to the effective date of the Directors Plan will remain in place in accordance with the terms of the deferral program in place at the time the deferral elections were made and will not be subject to the terms of the Directors Plan. Non-employee director deferral elections made on and after the effective date of the Directors Plan will be subject to the terms of the Directors Plan.

We had a Directors’ Charitable Award Program (the “Charitable Program”) in which members of our Board of Directors were eligible to participate, subject to vesting requirements. Our Board of Directors terminated the Charitable Program with respect to all persons joining our Board of Directors after January 7, 2003, but has kept the program in place with respect to those persons who were eligible directors on or before January 7, 2003. The Company chose life insurance policies, purchased by the Company on the lives of the participants, as the funding vehicle for the Charitable Program. Upon the death of a participating director, the Company will donate $1,000,000 (paid in ten equal annual installments) to non-profit organizations recommended by the director. Proceeds from the life insurance death benefits are used to offset donations paid. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to the Company. In fiscal 2010, the Company did not incur any costs to fund the Charitable Program.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of Novell’s financial reporting process. The Audit Committee also has sole authority to appoint, retain, fix the compensation of and oversee the work of Novell’s independent registered public accounting firm. Management has the primary responsibility for the financial reporting process, including the system of internal control over financial reporting, and for preparation of consolidated financial statements in accordance with GAAP and of management’s report on the effectiveness of internal control over financial reporting. Novell’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and an opinion on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2010.

The Audit Committee has reviewed Novell’s audited consolidated financial statements for fiscal 2010, and met and held discussions with PwC, Novell’s independent registered public accounting firm for fiscal 2010, and management regarding internal control over financial reporting and the audited financial statements. Management has represented to the Audit Committee that Novell’s consolidated financial statements were prepared in accordance with GAAP.

The Audit Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Audit Committee reviewed the basis for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout fiscal 2010, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of management’s documentation and testing, any deficiencies discovered, and the resulting remediation of deficiencies.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board. These discussions have included a review as to the quality, not just the acceptability, of Novell’s accounting principles.

PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the audit committee concerning independence, and the Audit Committee discussed with PwC their independence from management and Novell. The Audit Committee has also considered the compatibility of non-audit services with the independence of PwC.

Based on the Audit Committee’s meetings and discussions with management and PwC, the Audit Committee’s review of the audited financial statements, the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Novell’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 filed with the U.S. Securities and Exchange Commission on December 13, 2010.

Respectfully submitted,

Patrick S. Jones, Chairperson

Albert Aiello

Fred Corrado

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our independent registered public accounting firm and audited our consolidated financial statements and our internal control over financial reporting for fiscal 2010 and 2009, and performed audit-related services and consultation in connection with various accounting and financial reporting matters.

Fees Billed to Novell by PwC during Fiscal 2010 and 2009

Audit Fees

The aggregate fees billed by PwC for the fiscal years ended October 31, 2010 and October 31, 2009 for services rendered for the integrated audit of our internal control over financial reporting and our annual consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, including services related thereto, as well as the statutory audits of the financial statements of certain of our foreign subsidiaries, were $3.5 million and $3.6 million, respectively.

Audit-Related Fees

The aggregate fees billed by PwC for the fiscal years ended October 31, 2010 and October 31, 2009 for assurance and related services that are reasonably related to the performance of the integrated audit or reviews of our financial statements and are not reported as “Audit Fees,” were $2,000 for each year, which was a license fee for an accounting research tool.

Tax Fees

We incurred no tax compliance or advisory fees from PwC for the fiscal years ended October 31, 2010 and October 31, 2009.

All Other Fees

There were no fees billed by PwC for the fiscal years ended October 31, 2010 and October  31, 2009 for products and services other than those described above.

Pre-Approval Policies and Procedures

All audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reported to the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accounting firm expects to provide or may provide during the fiscal year. The schedule is specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee, by resolution, authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the next twelve months.

A schedule of additional services proposed to be provided by the independent registered public accounting firm, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. None of the services characterized above as “Audit-Related” and “Tax” were provided pursuant to such a waiver in fiscal 2010 or 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who beneficially own more than 10% of our common stock to send reports of their ownership of shares of common stock and changes in ownership to us and the SEC. Based on our records and information that we received, we believe that during fiscal 2010 all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

SEC rules and regulations generally require that proposals that stockholders would like included in our proxy materials be received at our principal executive offices no later than 120 days before the first anniversary of the date on which the proxy statement was first sent or made available to stockholders in connection with the previous year’s annual meeting of stockholders. Accordingly, proposals that stockholders would like included in our proxy materials for our 2012 Annual Meeting of Stockholders must be received by our Corporate Secretary at our principal executive offices (404 Wyman Street Waltham, Massachusetts 02451) no later than December 10, 2011 in order to be considered for possible inclusion in such proxy materials.

Our By-laws contain an advance notice provision regarding stockholder proposals that provides that, to be timely, a stockholder’s notice of intention to bring business before an annual meeting must be delivered to the Corporate Secretary or mailed to and received by our Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. Accordingly, advance notice of stockholder proposals containing all of the information required by the By-laws must be received by our Corporate Secretary at Novell’s principal executive offices no later than January 14, 2012 and no earlier than December 15, 2011 in order to be considered timely. When the annual meeting date is changed to a date that is not within 30 days before or after the anniversary of the previous year’s meeting, to be timely, a stockholder’s notice of intention to bring business before a meeting must be received by our Corporate Secretary not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting is mailed or public disclosure of such date is made, whichever occurs first. An untimely proposal will not be permitted to be raised at the meeting.

If the proposed merger with Attachmate is completed, there will be no public participation in any future meetings of our stockholders.

ADDITIONAL INFORMATION

Annual Report

Our Annual Report for the fiscal year ended October 31, 2010, including the consolidated financial statements and related notes thereto, together with the report of PwC, our independent registered public accounting firm, and other information with respect to us, is being sent or made available to stockholders on or about April 8, 2011 together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 13, 2011

This proxy statement, the 2010 Annual Report, and directions to be able to attend the meeting and vote in person are available on our Investor Relations website at www.novell.com/company/annual_meeting2011. You may also obtain directions to the meeting by calling (800) 317-3195.

Attending the Annual Meeting

Novell reserves the right to limit attendance at the Annual Meeting and any adjournment or postponement thereof to record and beneficial stockholders as of the record date, March 31, 2011, and individuals holding a valid proxy from a record holder. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting and any adjournment or postponement thereof. You should be prepared to present photo identification for admission. In addition, if your shares are held beneficially in “street name,” you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, Novell reserves the right to refuse you admission to the Annual Meeting and any adjournment or postponement thereof. Novell reserves the right to inspect all persons and their property. Check-in is scheduled to begin at 9:30 a.m., local time.

Annual Meeting Results

The preliminary voting results will be announced at the Annual Meeting and posted on our Investor Relations website at www.novell.com/company/annual_meeting2011. The final voting results will be reported on a Current Report on Form 8-K in accordance with applicable SEC rules.

Householding

Applicable rules of the SEC permit companies and brokers, banks or other nominees to deliver a single copy of a proxy statement and annual report to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is known as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only a single copy of this proxy statement and our 2010 Annual Report, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2010 Annual Report to a stockholder at a shared address to which a single copy of this proxy statement and our 2010 Annual Report was delivered. A stockholder who wishes to receive a separate copy of this proxy statement and our 2010 Annual Report, now or in the future, should submit their request to: Novell, Inc., 404 Wyman Street, Waltham, MA 02451, Attention: Secretary, (781) 464-8000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the Annual Meeting or any adjournment or postponement thereof, the proxies will use their discretion to vote on such matters, if permitted to do so by applicable law, in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Scott N. Semel

Senior Vice President, General Counsel and Secretary

April 8, 2011

Waltham, Massachusetts

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 p.m. Eastern Time on May 12, 2011.

NOVELL, INC.	INTERNET http://www.proxyvoting.com/novl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
96397-1

▼  FOLD AND DETACH HERE  ▼

										Please mark your votes as indicated in this example		☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES								THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 1 – To elect the nominees for director identified in Novell, Inc.’s proxy statement

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	PROPOSAL 2 –	To ratify the appointment of PricewaterhouseCoopers LLP as Novell, Inc.’s independent registered public accounting firm for the 2011 fiscal year	FOR	AGAINST	ABSTAIN
01. Albert Aiello	☐	☐	☐	06. Ronald W. Hovsepian	☐	☐	☐			☐	☐	☐

02. Fred Corrado	☐	☐	☐	07. Patrick S. Jones	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3		FOR	AGAINST	ABSTAIN

03. Richard L. Crandall 04. Gary G. Greenfield	☐ ☐	☐ ☐	☐ ☐	08. Richard L. Nolan 09. John W. Poduska, Sr.	☐ ☐	☐ ☐	☐ ☐	PROPOSAL 3 –	To adopt a nonbinding advisory resolution approving the compensation of Novell, Inc.’s Named Executive Officers as disclosed in its proxy statement	☐	☐	☐

05. Judith H. Hamilton	☐	☐	☐	.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “3 YEARS ” IN PROPOSAL 4	1 year	2 years	3 years	Abstain

								PROPOSAL 4 –	To select, on a nonbinding, advisory basis, the frequency of future stockholder nonbinding, advisory votes on the compensation of Novell, Inc.’s named executive officers ☐	☐	☐	☐

IF PERMITTED TO DO SO BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Mark Here for Address Change SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

      You can now access your Novell, Inc. account online.

Access your Novell, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Novell, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 13, 2011.

The Proxy Statement and the 2010 Annual Report are available at www.novell.com/company/annual_meeting2011.

Directions to be able to attend the meeting and vote in person are also available at www.novell.com/company/annual_meeting2011. You may also obtain directions to the meeting by calling (800) 317-3195.

▼  FOLD AND DETACH HERE  ▼

PROXY

NOVELL, INC.

404 WYMAN STREET, WALTHAM, MA 02451

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NOVELL, INC.

The undersigned stockholder of Novell, Inc., a Delaware corporation, hereby constitutes and appoints Ronald W. Hovsepian, Dana C. Russell and Scott N. Semel, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Novell, Inc. scheduled to be held at Novell, Inc.’s offices at 404 Wyman Street, Waltham, Massachusetts 02451 on May 13, 2011 at 10:00 a.m., local time, and at any adjournments or postponements thereof, and to vote on behalf of the undersigned all shares of common stock of Novell, Inc. that the undersigned is entitled to vote at the annual meeting and at any adjournment or postponement thereof if personally present at the annual meeting and at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE HEREOF BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS PROPERLY EXECUTED, BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES TO THE BOARD OF DIRECTORS IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND FOR “THREE YEARS” IN PROPOSAL 4. IF PERMITTED TO DO SO BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO #
96397-1